Filed Pursuant to Rule 424(b)(4)

Registration No. 333-258066

PROSPECTUS

Infinity Energy Resources, Inc.

18,972,834 Shares of Common Stock

Consisting of

Up to 7,117,500 Shares of Common Stock Issuable Upon Conversion of or Payment Made on Shares of Series A Convertible Preferred Stock

Up to 11,789,404 Shares of Common Stock Issuable Upon Exercise of Common Stock Purchase Warrants

Up to 65,930 Shares of Common Stock Issuable Upon Conversion of 3% Unsecured Convertible Promissory Notes

This prospectus relates to the offer and resale of up to an aggregate of 18,972,834 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Infinity Energy Resources, Inc. (the “Company”, “we”, “us” or “our”), consisting of (i) an aggregate of 7,117,500 shares of Common Stock (the “Series A Conversion Shares”) issuable upon conversion of an aggregate of 22,776 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) issued to certain of the Selling Stockholders in March 2021 (as such term is defined below), (ii) an aggregate of 11,789,404 shares of Common Stock (the “Warrant Shares”), consisting of shares of Common Stock issuable upon exercise of (x) a common stock purchase warrant issued to one of the Selling Stockholders in August 2020 (the “August Warrant”), (y) common stock purchase warrants issued to certain of the Selling Stockholders in connection with the issuance of the Series A Preferred Stock (the “March Warrants”) and (z) common stock purchase warrants issued to certain of the Selling Stockholders pursuant to certain debt settlement agreements entered into on March 31, 2020 with such Selling Stockholders (the “Creditor Warrants” and collectively, with the August Warrant and the March Warrants, the “Warrants”), and (iii) an aggregate of 65,930 shares of Common Stock (the “Note Conversion Shares”) issuable upon full conversion of 3% unsecured convertible promissory notes issued to certain of the Selling Stockholders pursuant to such debt settlement agreements (the “Notes”), including the accrual of future interest on such Notes. The shares of Series A Preferred Stock, Series A Conversion Shares, the Warrants, the Warrant Shares, the Notes and the Note Conversion Shares are collectively referred to herein as the “Securities.” The holders of the Securities are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

The Series A Preferred Stock, Notes and Warrants were each issued to the applicable Selling Stockholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder. For additional information regarding the issuance of the Securities, see “Private Placements” beginning on page 32.

This prospectus also covers any additional shares of Common Stock that may become issuable to the Selling Stockholders upon any anti-dilution adjustment pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock, as amended (the “Certificate of Designation”), and the terms of the Notes and Warrants issued to the applicable Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Series A Conversion Shares, Warrant Shares and Note Conversion Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 34.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Series A Conversion Shares, Warrant Shares and Note Conversion Shares on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, in over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the shares of Common Stock offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Series A Conversion Shares, Warrant Shares or Note Conversion Shares hereunder following the effective date of this registration statement. More information about how a Selling Stockholder may sell such shares of Common Stock held by such Selling Stockholder and registered hereby is disclosed in the section titled “Plan of Distribution” on page 44.

We are registering the Series A Conversion Shares, Warrant Shares and Note Conversion Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $0.39 per share upon the cash exercise of each of the March Warrants and up to $0.50 per share upon the cash exercise of the August Warrant and each of the Creditor Warrants. Upon the exercise of the Warrants for all 11,789,404 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $5,316,497. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Series A Conversion Shares, Warrant Shares and Note Conversion Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of such shares of Common Stock.

Our Common Stock is currently quoted on the OTCQB tier operated by the OTC Markets Group Inc. (“OTCQB”) under the symbol “IFNY.” On August 3, 2021, the last reported sale price of our Common Stock on the OTCQB was $0.22 per share.

The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with the resale of the shares of Common Stock registered hereunder.

This offering will terminate on the earlier of (i) the date when all of securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 8 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2021.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 18,972,834 shares of Common Stock, consisting of up to 7,117,500 Series A Conversion Shares, up to 11,789,404 Warrant Shares and up to 65,930 Note Conversion Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information that we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock offered hereby may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Infinity,” “Company,” “we,” “our” and “us” refer to Infinity Energy Resources, Inc., a Delaware corporation.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement or amendment and the information incorporated by reference in the registration statement of which this prospectus forms a part contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus and our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in the registration statement of which this prospectus forms a part represent our views as of the date such statements are made. Such forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, all of the information in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity, size and growth, does not take into account the effects that COVID-19 has had on such industry and market.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this registration statement and the prospectus forming a part thereof, as well as in the documents incorporated herein by reference. Before making an investment decision with respect to our shares of Common Stock, you should read the entire registration statement and prospectus forming a part thereof, and our other filings with the SEC, including those filings incorporated herein and therein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

The Company is an oil and natural gas exploration, development and production company, which is primarily in the business of drilling and operating oil & gas wells. From 2009 to 2020, the Company had pursued the exploration of potential oil and gas resources in the United States and in the Perlas and Tyra concession blocks offshore Nicaragua in the Caribbean Sea (the “Concessions”), which contain a total of approximately 1.4 million acres. However, in January 2020, the Company abandoned the Concessions.

The Company has also assessed various opportunities and strategic alternatives involving the acquisition, exploration and development of natural gas and oil properties in the United States, including the possibility of acquiring businesses or assets that provide support services for the production of oil and gas in the United States.

On July 31, 2019, we acquired an option (the “Option”) from Core Energy, LLC, a closely held company (“Core”), to purchase the production and mineral rights/leasehold for oil and gas properties, subject to overriding royalties to third parties, in the Central Kansas Uplift geological formation covering over 11,000 contiguous acres (the “Properties”). We paid a nonrefundable deposit of $50,000 to bind the Option, which provided us the right to acquire the Properties for $2.5 million prior to December 31, 2019. We were not able to exercise the Option prior to such date, but we subsequently acquired a new option from Core on September 2, 2020 to purchase the Properties at a reduced price of $900,000 by November 1, 2020 (the “New Option”), and we issued 500,000 shares of Common Stock to Core to bind the New Option. The New Option was subsequently extended to January 11, 2021. On April 1, 2021 we completed the acquisition of the Properties pursuant to a side letter agreement, dated March 31, 2021 and an asset purchase agreement executed on December 14, 2020, whereby we purchased the Properties for $900,000. The Company raised approximately $2.05 million on March 26, 2021 through the issuance of its Series A Preferred Stock and March Warrants

In addition to the Properties, the assets purchased included existing production equipment, infrastructure and ownership of 11 square miles of existing 3-D seismic data on the acreage. The Properties include a horizontal producing well, horizontal saltwater injection well, conventional saltwater disposal well and two conventional vertical producing wells, which currently produce oil from the Reagan Sand zone at an approximate depth of 3,600 feet.

We have commenced with certain rework to the existing production wells subsequent to the acquisition of the Properties and intend to continue doing so during the second quarter of 2021. The Company plans to develop the Properties’ existing oil & gas reserves including the exploration for the existence of new oil & gas zones and other mineral reserves that the Properties may hold.

We may find it necessary in the future to obtain new sources of debt and/or equity capital in order to fund the exploration and development of the Properties described above, as well as to satisfy our existing debt obligations, including the Notes, as described below.

In addition, we intend to seek offers from industry operators and other third parties for interests in the Properties in exchange for cash and a carried interest in connection with exploration and development operations, or we may enter into other joint venture arrangements with respect to the Properties, as described below in more detail under “Recent Development – Term Sheet to enter into Joint Venture Agreement”. We have also restructured certain obligations under which we were in default during 2020. However, there can be no assurance that we will be able to obtain such funding, extensions or additional restructurings or on what terms.

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Nicaraguan Concessions

We began pursuing an oil and gas exploration opportunity offshore Nicaragua in the Caribbean Sea in 1999. Since such time, we built relationships with the Instituto Nicaraguense de Energia (“INE”) and undertook the geological and geophysical research that helped us to become one of only six companies qualified to bid on offshore blocks in the first international bidding round held by INE in January 2003.

On March 5, 2009, we signed certain contracts pursuant to which we acquired the Concessions. After such acquisition, we conducted an environmental study and developed geological information from the reprocessing and additional evaluation of existing 2-D seismic data of the Concessions. In April 2013, the Nicaraguan government formally approved our environmental impact assessment, at which time we had commenced significant activity under an initial work plan involving the acquisition of new seismic data on the Concessions. We undertook seismic shoots during late 2013 that resulted in the acquisition of new 2-D and 3-D seismic data and had reviewed it to select initial drilling sites for exploratory wells.

We were in default of various provisions of the Concessions agreements for several years and the Nicaraguan Government subsequently terminated the Concessions agreements. We had been seeking a resolution of these defaults, including the ability to renew and/or renegotiate the terms of the Concessions contracts, with the Nicaraguan government to permit us to cure such defaults. However, the Nicaraguan political climate and domestic issues, as well other factors, caused the Company to abandon such efforts and the Concessions in 2020. As a result, as of the date of this prospectus, the Concessions agreements remain terminated and the Company has abandoned all of its efforts to renew and/or renegotiate the terms of the Concessions agreements with the Nicaraguan government to cure such defaults.

Recent Developments

Side Letter and Bill of Sale

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2021 (the “April 2021 Form 8-K”), the Company and Core, as well as all of the members of Core, Mandalay LLC and Coal Creek Energy, LLC (collectively, the “Seller”) entered into that certain side letter agreement on March 31, 2021 (the “Side Letter”), pursuant to which the Company and Core agreed to set the closing date on which the Properties would be purchased pursuant to the asset purchase and sale agreement, entered into by the Company and the Seller on December 14, 2020 (the “APA”), to April 1, 2021 (the “APA Closing Date”). Pursuant to the Side Letter, the Company was responsible for reimbursing the Seller for certain prorated revenues and expenses from January 1, 2021 through the APA Closing Date.

In addition, in connection with the entry into the Side Letter, on April 1, 2021, the Company and Core entered into that certain Assignment and Bill of Sale, effective as of January 1, 2021 (the “Bill of Sale”), pursuant to which Core granted the Company all of Core’s right, title, and interest in and to certain properties and interest, including, among other things, the Properties, all production and mineral rights to and a leasehold interest in the Properties and all contracts, agreements and instruments by which the Properties are bound. Pursuant to the Bill of Sale, the Company assumed responsibility for the payment of ad valorem taxes for the 2021 tax year. As described above, on April 1, 2021 the Company completed the acquisition of the Properties pursuant to the APA and Side Letter and has commenced development of the Properties during the second quarter of 2021.

Issuance of Shares of Common Stock in April 2021

On April 1, 2021, the Company and the holder of a $50,000 outstanding convertible note entered into a settlement agreement, pursuant to which the Company issued to such holder 145,000 shares of Common Stock in consideration for the extinguishment of the outstanding principal and accrued interest on such note and the cancellation of common stock purchase warrants of the Company issued in connection with the issuance of such note. The 145,000 shares of Common Stock issued to such holder pursuant to such settlement agreement were valued at $40,600, based on the closing market price of the Common Stock on the date of such extinguishment and cancellation.

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Also on April 1, 2021, the Company and the holder of a $35,000 outstanding convertible note entered into a settlement agreement pursuant to which the Company issued to such holder 100,000 shares of Common stock in consideration for the extinguishment of the outstanding principal and accrued interest on such note and the cancellation of common stock purchase warrants of the Company issued in connection with the issuance of such note. The 100,000 shares of Common Stock issued to such holder pursuant to such settlement agreement were valued at $28,000, based on the closing market price of the Common Stock on the date of such extinguishment and cancellation.

Additional Compensation Paid to Company’s President, Chief Executive Officer and Chairman

As disclosed in the April 2021 Form 8-K, on April 1, 2021, the Company’s board of directors authorized the cash payment of $30,000 to Stanton E. Ross, the Company’s President, Chief Executive Officer and Chairman of the board of directors, in consideration for the time Mr. Ross devoted to assisting the Company acquire the Properties and commence its drilling program.

Additional Stock Option Grants to Company’s Board of Directors and Officers

On June 4, 2021, the Company’s board of directors authorized the grant of stock options to purchase up to (i) 500,000 shares of Common Stock to Stanton E. Ross, the Company’s President, Chief Executive Officer and Chairman of the board of directors, (ii) 100,000 shares of Common Stock to Leroy C. Richie, a member of the Company’s board of directors, (iii) 100,000 shares of Common Stock to Daniel F. Hutchins, the Company’s Chief Financial Officer, Treasurer, Corporate Secretary and member of the Company’s board of directors, (iv) 350,000 shares of Common Stock to John L. Loeffelbein, the Company’s Chief Operating Officer and (v) a total of 750,000 shares of Common Stock to three Company consultants. All such stock options were granted outside the Company’s 2015 Stock Option and Restricted Stock Plan, vest on June 4, 2022, contingent upon the holder of such options continuing to serve the Company on such date, have 10-year terms and are exercisable at $0.50 per share. Such individuals were granted such stock options in consideration for the time and efforts such individuals devoted to assisting the Company acquire the Properties and commence its drilling program.

Joint Venture Agreement Term Sheet

On April 30, 2021, the Company and US Noble Gas, LLC (“USNG”) entered a non-binding term sheet to set terms and conditions whereby the parties thereto would formalize a joint venture for the purpose of exploring for and developing various potential noble gas reserves on the Properties. The joint venture would cover all of the noble gas rights and production rights potentially existing on the approximate 11,000 acres included in the Properties.

Such term sheet contains various provisions and conditions, including the Company receiving the 50% net revenue-share of all noble gases sold, with the Company responsible for 37.5% of the related expenses. Pursuant to such term sheet, USNG, would provide, among other items, all research, testing and exploration data that it has developed on the Properties, the equipment necessary for extraction of all noble gases and all consulting necessary to explore for and develop any existing noble gas reserves. Pursuant to such term sheet, in the event that a joint venture is formed, the Company would be required to issue warrants exercisable for up to 2,000,000 shares of Common Stock at an exercise price of $0.50 for a five-year term to the principal consultants provided by USNG for such purposes.

Such term sheet requires the parties thereto to execute definitive agreements including a farmout agreement, operating agreement and any other agreements satisfactory to such parties to meet the terms of the joint venture described in such term sheet. There can be no assurances that such parties will complete and execute such definitive agreements and if successful, what the final terms will be. Furthermore, there can be no assurances that the Properties hold potential reserves of noble gases or that they can be produced on a commercially profitable basis.

Quotation of Common Stock on OTCQB

Effective, July 13, 2021, the Company’s Common Stock was approved for quotation on the OTCQB® Venture Market under the symbol “IFNY.”

Principal Executive Offices

Our principal executive offices are located at 11900 College Boulevard, Suite 310, Overland Park, Kansas 66210. Our telephone number is (913) 948-9512. Our website is https://www.ifnyoil.com/. Information on our website does not constitute part of this prospectus or the registration statement of which this prospectus forms a part and should not be relied upon in connection with making any decision with respect to an investment in our shares of Common Stock.

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Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;

●	our ability to successfully develop and operate the Properties;

●	the unavailability or high cost of drilling equipment and services and personnel;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our cash needs and the adequacy of our cash flows and earnings;

●	our ability to access additional capital;

●	our dependence upon our executive officers, founders and key employees;

●	our ability to attract and retain qualified personnel;

●	our reliance on our technology, the impact of technological changes and cybersecurity risks;

●	changes in applicable laws or regulations;

●	negative public perception regarding us and our industry;

●	litigation;

●	public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) and our responses to such events could materially and adversely impact our business; and

●	the possibility that we may be adversely affected by other economic, business, environmental and/or competitive factors.

In addition, our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended December 31, 2020 and 2019, as well as in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

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ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of an aggregate of 18,972,834 shares of Common Stock, consisting of up to 7,117,500 Series A Conversion Shares, up to 11,789,404 Warrant Shares and up to 65,930 Note Conversion Shares. All of the Series A Conversion Shares, Warrant Shares and Note Conversion Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell such shares of Common Stock, from time to time, at fixed prices, at prevailing market prices at the time of sale, at varying prices related to prevailing market prices or at privately negotiated prices.

Series A Conversion Shares offered by Selling Stockholders:	Up to 7,117,500 shares of Common Stock.
Warrant Shares offered by Selling Stockholders:	Up to 11,789,404 shares of Common Stock.

Note Conversion Shares offered by Selling Stockholders:	Up to 65,930 shares of Common Stock.
Shares of Common Stock outstanding after completion of this offering (assuming (i) full conversion of the shares of Series A Preferred Stock that are convertible into Series A Conversion Shares offered hereby, (ii) full exercise of the Warrants that are exercisable for Warrant Shares offered hereby, and (iii) full conversion of the Notes that are convertible into Note Conversion Shares offered hereby):	37,766,099 shares of Common Stock.

Use of proceeds:	We will not receive any of the proceeds from any sale of the Series A Conversion Shares, Warrant Shares or Note Conversion Shares by the Selling Stockholders. We may receive proceeds in the event that any of the March Warrants are exercised for cash at $0.39 per share, or in the event that the August Warrant or any of the Creditor Warrants are exercised for cash at $0.50 per share, which may result in gross proceeds of approximately $5,316,497, if all Warrants are exercised in cash in full. Any proceeds that we receive from the exercise of the Warrants will be used for development of the Properties and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 8 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

OTCQB symbol:	“IFNY”.

(1) The number of shares of our Common Stock outstanding prior to this offering is based on 18,793,265 shares of Common Stock outstanding as of August 3, 2021, which excludes: (a) 12,480,784 shares of Common Stock issuable upon the exercise of outstanding warrants (including the Warrant Shares offered hereby), with a weighted average exercise price of $0.46 per share, and (b) 2,077,000 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $5.73 per share, as well as an aggregate of 7,183,430 of shares of Common Stock issuable upon full conversion of the shares of Series A Preferred Stock and Notes. Additionally, the number of shares of Common Stock that will be outstanding after this offering is based on the same number of shares of common stock outstanding as of August 3, 2021, which excludes (x) an aggregate of 691,380 shares of Common Stock issuable upon the exercise of outstanding warrants and (y) 2,077,000 shares of Common Stock issuable upon full exercise of outstanding options, but includes up to an aggregate of 18,972,834 shares of Common Stock issuable, assuming the full exercise or conversion, as applicable, of the Warrants, shares of Series A Preferred Stock and Notes.

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RISK FACTORS

An investment in the shares of Common Stock offered hereby involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into the registration statement of which this prospectus forms a part, before deciding to invest in such shares of Common Stock. If any of the following risks, or any risk described elsewhere in such registration statement, this prospectus or in the documents incorporated by reference herein or therein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of the Common Stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference such registration statement and this prospectus are not the only ones facing the Company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. The registration statement and this prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and in the documents incorporated by reference herein and therein.

Risks Related to the COVID-19 Pandemic

Risks Related to Our Business

Our business and operations have been adversely affected by and are expected to continue to be adversely affected by, the coronavirus disease 2019 (“COVID-19”) pandemic, and may be adversely affected by other similar virus or disease outbreaks, epidemics and pandemics.

As a result of the ongoing COVID-19 pandemic and related adverse public health developments, including, but not limited to, voluntary and mandatory quarantines, travel restrictions and other restrictions, our operations, and those of our subcontractors, customers and suppliers, have and are anticipated to continue to experience delays or disruptions and temporary suspensions of operations. In addition, our financial condition and results of operations have been and are likely to continue to be adversely affected by the COVID-19 pandemic.

The timeline and potential magnitude of the COVID-19 pandemic are currently unknown. The continuation or amplification of COVID-19 could continue to more broadly affect the United States and the global economy, including the demand for oil and gas, which would adversely affect our business and operations. For example, the outbreak of COVID-19 has resulted in a widespread health crisis that will adversely affect the economies and financial markets of many countries, resulting in an economic downturn that has and will continue to affect our operating results. Other contagious viruses or diseases in the human population could have similar adverse effects. In addition, the effects of COVID-19 and concerns regarding its global spread have negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility and will impact the value of our working interests and other oil and gas assets, affect the ability of our vendors, suppliers and customers to continue operations, affect our operations and ultimately adversely impact our results of operations, liquidity and financial condition. A prolonged period of low market prices for oil and natural gas, or further declines in the market prices for oil and natural gas, will likely result in capital expenditures being further curtailed and will adversely affect our business, financial condition and liquidity and our ability to meet obligations, targets or financial commitments and could ultimately lead to restructuring or filing for bankruptcy, which would have a material adverse effect on our stock price and our ability to fulfill our obligations under any existing indebtedness. Additionally, lower oil and natural gas prices have, and may in the future, cause, a decline in our stock price. As the potential impact from COVID-19 is difficult to predict, the extent to which it will negatively affect out operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the severity and duration of COVID-19 and the actions taken by authorities to contain it or treat its impact, including the efficiency of recent vaccines, the ability of governments to roll such vaccines out to the general public, and the willingness of individuals to obtain such vaccines, all of which are beyond our control. These potential impacts, while uncertain, have already negatively affected our results of operations, and are anticipated to have a negative impact on our future results as well.

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We have a history of losses and expect to continue to generate operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability, and as a result, investors may lose all of their investment if they purchase shares of Common Stock.

We have had a history of losses and have generated little or no operating revenues for a number of years, as we concentrated on development of the Concessions, which was a long-term, high-risk and high-reward exploration project. We abandoned the Concessions development project in early 2020 due to the challenging economic and political issues in Nicaragua and the oil and gas industry in general. We have incurred losses in many of the years since our inception and had an accumulated deficit of approximately $117,178,645 as of December 31, 2020, which includes net income of approximately $5,623,707 for the year ended December 31, 2020, as compared to an accumulated deficit of approximately $122,802,352 as of December 31, 2019, which includes net income of approximately $1,844,775 for the year ended December 31, 2019. As of March 31, 2021, we had an accumulated deficit of $117,290,208, which includes a net loss of $203,624 for the three months ended March 31, 2021, as compared to an accumulated deficit of $117,178,645 as of March 31, 2020, which includes a net loss of $84,765 for the three months ended March 31, 2020.

We face challenges and uncertainties in financial planning as a result of uncertainties regarding the nature, scope and results of our future activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our development and drilling programs is not completed or is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus and our subsequent annual and periodic reports. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our results of operations and financial condition. The uncertainty and risks described in this prospectus may impede our ability to economically find, develop, exploit, and acquire oil and natural gas reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows provided by our operating activities in the future.

We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. There can be no assurance that we will ever generate revenue or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

Development and operation of the Properties will require large amounts of capital that we may not be able to obtain.

We purchased the Properties on April 1, 2021 through the issuance of the shares of Series A Preferred Stock and the March Warrants, which raised approximately $2.05 million. We have commenced operations on the Properties and intend to continue development within 12 months following purchase of the Properties, subject to, among other things, additional and timely capital funding. In order to undertake such activities, we will need to obtain large amounts of additional capital, potentially subjecting our existing shareholders to potential significant dilution. The terms of such capital that may be available may not be acceptable or favorable to us. Our potential sources of financing for these activities in the longer term would include cash availability under credit facilities, future sales of equity securities or subordinated debt securities, as well as joint ventures or partnerships with third parties, which would dilute our interest in the Properties.

Future cash flows and the availability of financing are subject to a number of variables, such as:

●	our success in locating and producing new reserves;

●	prices of crude oil and natural gas;

●	the level of production from existing wells; and

●	amounts of necessary working capital and expenses.

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Issuing equity securities to satisfy our financing or refinancing requirements could cause substantial dilution to existing stockholders. Debt financing could lead to:

●	all or a substantial portion of our operating cash flow, if any, being dedicated to the payment of principal and interest;

●	an increase in interest expense as the amount of debt outstanding increases or as variable interest rates increase;

●	increased vulnerability to competitive pressures and economic downturns; and

●	restrictions on our operations that may be contained in any contract entered into with lenders.

In order to obtain capital, we could enter into a joint venture or partnership with another oil and gas company or companies in which we would maintain a carried or reduced working interest in the Properties. However, this would reduce our ownership and control over the projects and could significantly reduce our future revenue generated from oil and gas production. For example, on April 30, 2021, the Company and USNG entered a non-binding term sheet to set terms and conditions whereby the parties thereto would formalize a joint venture for the purpose of exploring for and developing various potential noble gas reserves on the Properties. The joint venture would cover all of the noble gas rights and production rights potentially existing on the approximate 11,000 acres included in the Properties. Such term sheet contains various provisions and conditions, including the Company receiving the 50% net revenue-share of all noble gases sold, with the Company responsible for 37.5% of the related expenses. There can be no assurances that such parties will complete and execute such definitive agreements and if successful, what the final terms will be. Furthermore, there can be no assurances that the Properties hold potential reserves of noble gases or that they can be produced on a commercially profitable basis. For additional information regarding the term sheet, see “Recent Developments – Joint Venture Agreement Term Sheet”, beginning on page 5.

In addition, future events, such as terrorist attacks, wars or combat peace-keeping missions, financial market disruptions, general economic recessions, oil and natural gas industry recessions, large company bankruptcies, accounting scandals, pandemic diseases, overstated reserves estimates by major public oil companies and disruptions in the financial and capital markets have caused financial institutions, credit rating agencies and the public to more closely review the financial statements, capital structures and earnings of public companies, including energy companies. Such events have constrained the capital available to the energy industry in the past, and such events or similar events could adversely affect our access to funding for our operations in the future.

Our future production is contingent on successful development and operation of the Properties.

Our future oil production is highly dependent on our level of success in development and operation of the Properties. The business of exploring for and developing reserves is capital intensive. Exploration will require significant additional capital expenditures and successful drilling operations. In our current financial situation, we are limited in our ability to engage in significant exploration or development efforts unless we receive additional funding. We will also need to raise additional funding to complete future potential acquisitions and will be required to raise additional funds to fund our operations and complete exploration and drilling operations beyond 2021 and acquire assets. Management’s plans in regard to these matters consist principally of seeking additional debt and/or equity financing combined with expected cash flows from current oil and gas assets held and additional oil and gas assets that we may acquire. Our efforts may not be successful, and funds may not be available on favorable terms, if at all. If we need to raise additional funds in the future by issuing equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences and privileges senior to those holders of our Common Stock. In order to obtain capital, we could enter into a joint venture or partnership with another oil and gas company or companies in which we would maintain a carried or reduced working interest in the Properties. However, this would reduce our ownership and control over the projects and could significantly reduce our future revenue generated from oil and gas production. On April 30, 2021, the Company and USNG entered a non-binding term sheet to set terms and conditions whereby the parties thereto would formalize a joint venture for the purpose of exploring for and development of various potential noble gas reserves on the Properties. For additional information regarding such term sheet, see “Recent Developments - Joint Venture Agreement Term Sheet”.

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If funding is insufficient at any time in the future and we are unable to generate sufficient revenue from new business arrangements, to complete planned acquisitions or operations, our results of operations and the value of our securities could be adversely affected.

Additionally, due to the nature of oil and gas interests, i.e., that rates of production generally decline over time as oil and gas reserves are depleted, if we are unable to drill additional wells and develop our reserves, either because we are unable to raise sufficient funding for such development activities, or otherwise, or in the event we are unable to acquire additional operating properties, we believe that our revenues will continue to decline over time. Furthermore, in the event we are unable to raise additional required funding in the future, we will not be able to participate in the drilling of additional wells, will not be able to complete other drilling and/or workover activities, and may not be able to make required payments on our outstanding liabilities.

If this were to happen, we may be forced to scale back our business plan, sell or liquidate assets to satisfy outstanding debts, all of which could result in the value of our outstanding securities declining in value.

Our success is dependent on the prices of oil, natural gas and other mineral reserves. Low oil or natural gas prices and the substantial volatility in these prices have adversely affected, and are expected to continue to adversely affect, our business, financial condition and results of operations and our ability to meet our capital expenditure requirements and financial obligations.

The prices we receive for our oil and natural gas heavily influence our revenue, profitability, cash flow available for capital expenditures, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. For example, the price of crude oil has experienced significant volatility over the last 5 years, with the price per barrel of West Texas Intermediate crude oil rising from a monthly average low of approximately $38 in February 2016 to a high of approximately $79 in September 2018, then dropping below $20 per barrel in April 2020, due in part to reduced global demand stemming from the recent global COVID-19 outbreak, before recovering to between approximately $70 and $75 per barrel more recently. Prices for natural gas and natural gas liquids experienced declines of similar magnitude. An extended period of continued lower oil prices, or additional price declines, will have further adverse effects on us. The prices we receive for our production, and the levels of our production, will continue to depend on numerous factors, including the following:

●	the domestic and foreign supply of oil and natural gas;

●	the domestic and foreign demand for oil and natural gas;

●	the prices and availability of competitors’ supplies of oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries and state-controlled oil companies relating to oil price and production controls;

●	the price and quantity of foreign imports of oil and natural gas;

●	the impact of U.S. dollar exchange rates on oil and natural gas prices;

●	domestic and foreign governmental regulations and taxes;

●	speculative trading of oil and natural gas futures contracts;

●	localized supply and demand fundamentals, including the availability, proximity and capacity of gathering and transportation systems for natural gas;

●	the availability of refining capacity;

●	the prices and availability of alternative fuel sources;

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●	the threat, or perceived threat, or results, of viral pandemics, for example, as experienced with the COVID-19 pandemic in 2020 and 2021;

●	weather conditions and natural disasters;

●	political conditions in or affecting oil and natural gas producing regions, including the Middle East and South America;

●	the continued threat of terrorism and the impact of military action and civil unrest;

●	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

●	the level of global oil and natural gas inventories and exploration and production activity;

●	authorization of exports from the United States of liquefied natural gas;

●	the impact of energy conservation efforts;

●	technological advances affecting energy consumption; and

●	overall worldwide economic conditions.

If oil or natural gas prices remain depressed or our development and drilling efforts are unsuccessful, we could be required to write down the carrying value of certain of our oil and natural gas properties. Write downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to re-drill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

Declines in oil or natural gas prices have not, and will not, only reduce our revenue, but have and will reduce the amount of oil and natural gas that we can produce economically. Should natural gas or oil prices decline from current levels and remain there for an extended period of time, we may choose to shut-in our operated wells, delay some or all of our exploration and development plans for our prospects, or to cease exploration or development activities on certain prospects due to the anticipated unfavorable economics from such activities, and, as a result, we may have to make substantial downward adjustments to our estimated proved reserves, each of which would have a material adverse effect on our business, financial condition and results of operations.

We are subject to regulations affecting our activities with the Properties.

We are subject to legal and regulatory oversight by federal and local authorities, such as the Ministry of Energy and Mines and the Kansas Energy Office, with respect to the exploration for, and the development, production and marketing of, crude oil and natural gas, as well as safety matters. From time to time, in varying degrees, federal and state laws and regulations affect our operations in the Properties. In particular, price controls, taxes and other laws relating to the crude oil and natural gas industry, changes in these laws and changes in administrative regulations have affected, and in the future could affect, crude oil and natural gas production, operations and economics. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations in the Properties. As a result, we may be required to make significant expenditures to comply with governmental laws and regulations.

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Further, operations in the Properties are subject to complex federal and local environmental laws and regulations. The discharge of natural gas, crude oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to government agencies and third parties and may require us to incur substantial costs of remediation. In addition, in the future we may incur costs and penalties in addressing regulatory agency procedures involving instances of possible non-compliance.

All of our oil and gas production will be located in the Central Kansas Uplift geological formation, making us vulnerable to risks associated with operating in only one geographic area.

Our operations will be focused solely in the Central Kansas Uplift geological formation, which means our producing properties and new drilling opportunities will be geographically concentrated in one area. Because our operations will not be as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including:

●	fluctuations in prices of crude oil, natural gas and other mineral reserves produced from the wells in this area;

●	natural disasters;

●	the effects of local quarantines;

●	restrictive governmental regulations; and

●	curtailment of production or interruption in the availability of gathering, processing or transportation infrastructure and services, and any resulting delays or interruptions of production from existing or planned new wells.

Similarly, the concentration of our assets within one producing formation exposes us to risks, such as changes in field-wide rules that could adversely affect development activities or production relating to this formation. Such an event could have a material adverse effect on our results of operations and financial condition. In addition, in areas where exploration and production activities are increasing, as has been the case in recent months in the Central Kansas Uplift geological formation where our Properties are located, the demand for, and cost of, drilling rigs, equipment, supplies, personnel and oilfield services increase. Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect our development and exploration operations or cause us to incur significant expenditures that are not provided for in our capital forecast, which could have a material adverse effect on our business, financial condition or results of operations. Finally, our operations in Kansas may be negatively affected by quarantines put in place in Kansas in an effort to slow the spread of COVID-19 or other viruses or diseases.

We may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect our business.

While we are drilling and completing wells or involved in production activities, we may have accidents or experience equipment failures or mechanical problems in a well that cause us to be unable to drill and complete the well or to continue to produce the well according to our plans. We may also damage a potentially hydrocarbon-bearing formation during drilling and completion operations. Such incidents may result in a reduction of our production and reserves from the well or in abandonment of the well.

Our operations are subject to operational hazards and unforeseen interruptions against which we were unable to maintain insurance.

There are numerous operational hazards inherent in oil and natural gas exploration, development, production and gathering, including:

●	unusual or unexpected geologic formations;

●	natural disasters;

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●	adverse weather conditions;

●	unanticipated pressures;

●	loss of drilling fluid circulation;

●	blowouts where oil or natural gas flows uncontrolled at a wellhead;

●	cratering or collapse of the formation;

●	pipe or cement leaks, failures or casing collapses;

●	fires or explosions;

●	releases of hazardous substances or other waste materials that cause environmental damage;

●	pressures or irregularities in formations; and

●	equipment failures or accidents.

In addition, there is an inherent risk of incurring significant environmental costs and liabilities in the performance of our operations, some of which may be material, due to our handling of petroleum hydrocarbons and wastes, our emissions to air and water, the underground injection or other disposal of our wastes, the use of hydraulic fracturing fluids and historical industry operations and waste disposal practices.

Any of these or other similar occurrences could result in the disruption or impairment of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution and substantial revenue losses. The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, if any, could significantly increase the level of damages resulting from these risks. Insurance against all operational risks is not available to us. We are not insured against all operational risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks are not assured. With respect to our other non-operated assets, we may elect to continue not obtaining insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks and liabilities from uninsured and underinsured events could have a material adverse effect on our business, financial condition and results of operations.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which will adversely affect our business, financial condition and results of operations.

The rate of production from the Properties will decline as our reserves are depleted. Our future oil and natural gas reserves and production and, therefore, our income and cash flow, are highly dependent on our success in (a) efficiently developing and exploiting our current reserves on the Properties and (b) economically finding or acquiring additional oil and natural gas producing properties. In the future, we may have difficulty acquiring new properties. During periods of low oil and/or natural gas prices, it will become more difficult to raise the capital necessary to finance expansion activities. If we are unable to replace our production, our reserves will decrease, and our business, financial condition and results of operations would be adversely affected.

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Our strategy includes future acquisitions of oil and natural gas properties, and our failure to identify or complete any such future acquisitions successfully, or not produce projected revenues associated with such future acquisitions, could reduce our earnings and hamper our growth.

We may be unable in the future to identify properties for acquisition or to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. The completion and pursuit of acquisitions may be dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to grow through acquisitions will require us to continue to invest in our operations, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions into our business, including the integration of the Properties, could reduce our focus on subsequent acquisitions and current operations and could negatively impact our results of operations and growth potential. Our financial position and results of operations may fluctuate significantly from period to period as a result of the completion of significant acquisitions during particular periods. If we are not successful in identifying or acquiring any future material property interests, our earnings could be reduced and our growth could be restricted.

We may engage in bidding and negotiating to complete successful acquisitions. We may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of non-strategic assets, the borrowing of funds or otherwise. If we were to proceed with one or more acquisitions involving the issuance of the Common Stock, our stockholders would suffer dilution of their interests. Furthermore, our decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which our staff is familiar may impact our productivity in such areas.

We may not be able to produce the projected revenues related to our acquisition of the Properties and to our future acquisitions. There are many assumptions related to the projection of the revenues the Properties and of future acquisitions including, but not limited to, drilling success, oil and natural gas prices, production decline curves and other data. If revenues from the Properties or from future acquisitions do not meet projections, this could adversely affect our business and financial condition.

If we complete acquisitions or enter into business combinations in the future, they may disrupt or have a negative impact on our business.

If we complete acquisitions or enter into business combinations in the future, funding permitting, we could have difficulty integrating the acquired companies’ assets, personnel and operations with our own. Additionally, acquisitions, mergers or business combinations into which we may enter in the future could result in a change of control of the Company, and a change in the board of directors or officers of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition or completing a business combination, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions and business combinations are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired companies, concepts and operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	change in our business focus and/or management;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and partners as a result of any integration of new management personnel;

●	the potential inability to manage an increased number of locations and employees;

●	our ability to successfully manage the companies and/or concepts acquired;

●	the failure to realize efficiencies, synergies and cost savings; or

●	the effect of any government regulations which relate to the business acquired.

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Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition or business combination, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Any acquisition or business combination transaction we enter into in the future could cause substantial dilution to existing stockholders, result in one party having majority or significant control over the Company or result in a change in business focus of the Company.

The Properties may have, or we may purchase oil and natural gas properties in the future that may have, liabilities or risks that we did not know about or that we did not assess correctly, and, as a result, we could be subject to liabilities that could adversely affect our results of operations.

Before acquiring the Properties and any future oil and natural gas properties, we estimate the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities and other factors relating to such properties. However, our review involves many assumptions and estimates, and their accuracy is inherently uncertain. As a result, we may not discover all existing or potential problems associated with the Properties or other properties that we acquire in the future. We may not become sufficiently familiar with such properties to assess fully their deficiencies and capabilities. We do not generally perform inspections on every well or property, and we may not be able to observe mechanical and environmental problems even when we conduct an inspection. The sellers of such properties may not be willing or financially able to give us contractual protection against any identified problems, and we may decide to assume environmental and other liabilities in connection with properties we acquire. We did assume the plugging and abandonment liability for the existing wells on our Properties. If the Properties have, or if we acquire properties in the future that have, risks or liabilities that we did not know about or that we did not assess correctly, our business, financial condition and results of operations could be adversely affected as we settle claims and incur cleanup costs related to these liabilities.

We may incur losses or costs as a result of title deficiencies in the properties in which we invest, including the Properties.

If an examination of the title history of a property that we have purchased, including the Properties, reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the property, our interest would be worthless. In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may adversely impact our ability in the future to increase production and reserves. In the future, we may suffer a monetary loss from title defects or title failure. Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss which could adversely affect our business, financial condition and results of operations.

We currently have a limited amount of past seismic and other geological data and may have difficulty obtaining additional data at a reasonable cost, which could adversely affect our future results of operations.

We acquired 3Dseismic and other geological data with our recent acquisition of the Properties to assist us in exploration and development activities on the Properties. We may obtain access to additional data in our areas of interest through licensing arrangements with companies that own or have access to that data or by paying to obtain that data directly. Seismic and geological data can be expensive to license or obtain. We may not be able to license or obtain such data at an acceptable cost. In addition, even when properly interpreted, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock, which may negatively affect our efficacy, resulting in little or no yielding of oil or natural gas in commercial quantities. As a result, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly, which could adversely affect our business, financial condition and results of operations.

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The unavailability or high cost of drilling rigs, completion equipment and services, supplies and personnel, including hydraulic fracturing equipment and personnel, could adversely affect our ability to establish and execute exploration and development plans within budget and on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

Shortages or the high cost of drilling rigs, completion equipment and services, supplies or personnel could delay or adversely affect our operations. When drilling activity in the United States increases, associated costs typically also increase, including those costs related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase, and necessary equipment and services may become unavailable to us at economical prices. Should this increase in costs occur, we may delay drilling activities, which may limit our ability to establish and replace reserves, or we may incur these higher costs, which may negatively affect our business, financial condition and results of operations.

In addition, in the past, the demand for hydraulic fracturing services has exceeded the availability of fracturing equipment and crews across the industry and in our operating areas in particular. The accelerated wear and tear of hydraulic fracturing equipment due to its deployment in unconventional oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages may further amplify this equipment and crew shortage. Although we believe there is currently sufficient supply of hydraulic fracturing services, if demand for fracturing services increases or the supply of fracturing equipment and crews decreases, then higher costs could result and could adversely affect our business, financial condition and results of operations.

The marketability of our production is dependent upon oil and natural gas gathering and transportation and storage facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements may have a material adverse effect on our revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets and delay production from our wells. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of reserves to pipelines, terminal facilities and storage facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain these services on acceptable terms could materially harm our business. In the future we may be required to shut-in wells for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. When this occurs, we are unable to realize revenue from those wells until the market for oil and gas increases and/or until production arrangements are made to deliver our production to market. Furthermore, we are obligated to pay shut-in royalties to certain mineral interest owners in order to maintain our leases with respect to certain shut-in wells. We do not expect to purchase firm transportation capacity on third-party facilities. Therefore, we expect the transportation of our production to be generally interruptible in nature and lower in priority to those having firm transportation arrangements.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. The third parties control when or if such facilities are restored after disruption, and what prices will be charged for products. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

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Financial difficulties encountered by our oil and natural gas purchasers, third-party operators or other third parties could decrease our cash flow from operations and adversely affect the exploration and development of our prospects and assets.

We will derive in the future, substantially all of our revenues from the sale of our oil and natural gas to unaffiliated third-party purchasers, independent marketing companies and mid-stream companies. Any delays in payments from our purchasers caused by financial problems encountered by them will have an immediate negative effect on our results of operations.

Liquidity and cash flow problems encountered by our working interest co-owners or the third-party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project. Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farmout party, we would have to find a new farmout party or obtain alternative funding in order to complete the exploration and development of the prospects subject to a farmout agreement. In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs. We cannot assure you that we would be able to obtain the capital necessary to fund either of these contingencies or that we would be able to find a new farmout party.

We are continuing to negotiate with our creditors and may face additional claims in the future.

As of August 3, 2021, we have approximately $3.8 million of outstanding debt and liabilities. As of the date of this prospectus, we remain in default on payment of many of our obligations, including the Concessions agreements. As of December 31, 2020, the Concessions agreements remain terminated and the Company has abandoned all of its efforts to renew and/or renegotiate the terms of the Concessions agreements with the Nicaraguan government to cure the defaults. For additional information regarding the Concessions, see “Nicaraguan Concessions” in the prospectus summary on page 4.

We continue to have substantial liabilities which we are currently unable to pay. We continue to negotiate with our creditors to mitigate and settle our known liabilities to them or their claims of liabilities. Various suits have been filed to enforce payments of liabilities and we are working to address these suits. We may incur additional liabilities if our liquidity situation deteriorates further and may face additional claims from creditors seeking to protect their interests in light of our announcements regarding our financial condition and business plans. We are not able to predict our success in attempting to negotiate with these parties nor the expense related to such negotiations or in defending any litigation related to these claims. These creditors may take action to force us into bankruptcy involuntarily. In addition, if we are unable to manage our current liabilities or substantial additional claims are asserted against us, we may be forced to seek protection under the Bankruptcy Code. We may utilize a portion of the proceeds of this offering to help manage our current liabilities and negotiate with our creditors.

We may not be able to generate sufficient cash flow to repay any outstanding or future debt or meet our other obligations, including those relating to such debt and our outstanding shares of Series A Preferred Stock, due to events beyond our control.

If we fail to pay the principal and interest on our outstanding or future promissory notes and/or the payment of dividends on our shares of Series A Preferred Stock or preferred stock that we may issue in the future, or if we otherwise default on our obligations under such outstanding or future preferred stock, notes, security agreements, certificates of designation, or related documentation, including the Notes, it could have a material adverse effect on our business, operations and financial condition. We also have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses, the current banking environment and the existence of such notes, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a credit facility, in all likelihood would not be on terms favorable to us.

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Our ability to generate cash flows from operations, to make payments on or refinance potential future indebtedness and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic, legislative, regulatory and financial conditions in our industry, the economy generally, the price of oil and other risks described herein. A significant reduction in operating cash flows resulting from changes in economic, legislative or regulatory conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service future potential debt and other obligations. If we are unable to service future potential indebtedness or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing such indebtedness, seeking additional capital, or any combination of the foregoing. If we incur additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on future potential indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of future debt agreements may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay such future potential indebtedness or to fund our other liquidity needs.

If for any reason we are unable to meet our current or future potential debt service and repayment obligations, we may be in default under the terms of the agreements governing such indebtedness, which could allow our creditors at that time to declare such outstanding indebtedness to be due and payable. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings. In addition, the lenders under our credit facilities or other secured indebtedness could seek to foreclose on any of our assets that are their collateral. If the amounts outstanding under such indebtedness were to be accelerated, or were the subject of foreclosure actions, our assets may not be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, drilling permits, mechanical integrity inspections of our wells and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

The Federal Government has instituted a moratorium on new oil and gas leases and permits on federal onshore and offshore lands, which if extended, or leads to a change in regulatory schemes, may have a material adverse effect on the Company and its results of operations.

On January 27, 2021, President Biden announced a moratorium on new oil and gas leases and permits on federal onshore and offshore lands “to the extent consistent with applicable law,” while a comprehensive review of existing fossil fuel leasing and permitting practices is conducted by the Interior Department. It is currently unclear whether the moratorium is the start of a change in federal policies regarding the grant of oil and gas permits on federal lands. The current moratorium does not currently affect the Company, as the Company has no near-term plans to drill new wells on any leases held on federal lands; however, if such moratorium was to become permanent, or the federal government in the future were to grant less permits on federal lands, make such permitting process more difficult, costly, or to institute more stringent rules relating to such permitting process, it could have a material adverse effect on the Company’s ability to undertake oil and gas operations on such portion of its leases on federal lands.

Failure to comply with government regulation of the oil and gas industry has and may continue to negatively impact our business.

Our business is affected by numerous laws and regulations, including, among others, laws and regulations relating to energy, environment, conservation and tax. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

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The following discussion contains summaries of certain laws and regulations and is qualified as mentioned above.

Environmental and Land Use Regulation

Various federal, state and local laws and regulations relating to the protection of the environment affect our operations and costs. The areas affected include:

●	unit production expenses primarily related to the control and limitation of air emissions, spill prevention and disposal of produced water;

●	capital costs to drill development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes;

●	capital costs to construct, maintain and upgrade equipment and facilities;

●	operational costs associated with ongoing compliance and monitoring activities; and

●	exit costs for operations that we are responsible for closing, including costs for dismantling and abandoning wells and remediating environmental impacts.

The environmental and land use laws and regulations affecting oil and natural gas operations have been changed frequently in the past, and in general, these changes have imposed more stringent requirements that increase operating costs and/or require capital expenditures to remain in compliance. Failure to comply with these requirements can result in civil and/or criminal fines and liability for non-compliance, clean-up costs, third-party claims for property damage, personal injuries fines and sanctions and other environmental damages. It is also possible that unanticipated developments or changes in law could cause us to make environmental expenditures significantly greater than those we currently expect.

We are not in compliance with existing federal, state and local laws, rules and regulations for our previously owned domestic oil and gas properties and this could have a material or significantly adverse effect upon our liquidity, capital expenditures, earnings or competitive position. All domestic oil and gas properties held by us in Wyoming and Texas were disposed of well prior to March 31, 2021; however, we may remain liable for certain asset retirement costs should the new owners not complete their obligations. Management believes that the total asset retirement obligations recorded of $1,716,003 as of March 31, 2021 and December 31, 2020 are sufficient to cover any potential noncompliance liabilities relative to the plugging of abandoned wells, the removal of facilities and equipment, and site restoration on oil and gas properties for its former oil and gas properties. We have not maintained insurance on the domestic properties for a number of years nor have we owned/produced any oil & gas properties for a number of years prior to our April 1, 2021 acquisition of the Properties.

We believe that we will be in substantial compliance with applicable environmental laws and regulations with respect to the Properties. We do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our financial condition.

Regulations could adversely affect our ability to hedge risks associated with our business and our operating results and cash flows.

Rules adopted by federal regulators establishing federal regulation of the over-the-counter derivatives market and entities that participate in that market may adversely affect our ability to manage certain of our risks on a cost-effective basis. Such laws and regulations may also adversely affect our ability to execute our strategies with respect to hedging our exposure to variability in expected future cash flows attributable to the future sale of our oil and gas.

We expect that our potential future hedging activities will remain subject to significant and developing regulations and regulatory oversight. However, the full impact of the various U.S. regulatory developments in connection with these activities will not be known with certainty until such derivatives market regulations are fully implemented and related market practices and structures are fully developed.

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Drilling for and producing oil and natural gas are highly speculative and involve a high degree of risk, with many uncertainties that could adversely affect our business. We have not recorded proved reserves, and areas that we decide to drill may not yield oil or natural gas in commercial quantities or at all.

Exploring for and developing mineral reserves involves a high degree of operational and financial risk, which precludes us from definitively predicting the costs involved and time required to reach certain objectives. Our potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill, to locations that will require substantial additional interpretation before they can be drilled. The budgeted costs of planning, drilling, completing and operating wells are often exceeded, and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spudded, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons or is drilled at all. Exploration wells bear a much greater risk of loss than development wells. The analogies we draw from available data from other wells, more fully explored locations or producing fields may not be applicable to our drilling locations. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly.

If we decide to drill a certain location, there is a risk that no commercially productive oil or natural gas reservoirs will be found or produced. We may drill or participate in new wells that are not productive. We may drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.

In addition, production and reserves, if any, attributable to the use of enhanced recovery methods are inherently difficult to predict. If our enhanced recovery methods do not allow for the extraction of crude oil, natural gas, and associated liquids in a manner or to the extent that we anticipate, we may not realize an acceptable return on our investments in such projects. As proposed legislation and regulatory initiatives relating to hydraulic fracturing become law, the cost of some of these enhanced recovery methods could increase substantially.

Whether a well is ultimately productive and profitable depends on a number of additional factors, including the following:

●	general economic and industry conditions, including the prices received for oil and natural gas;

●	shortages of, or delays in, obtaining equipment, including hydraulic fracturing equipment, and qualified personnel;

●	potential significant water production which could make a producing well uneconomic;

●	potential drainage by operators on adjacent properties;

●	loss of, or damage to, oilfield development and service tools;

●	problems with title to the underlying properties;

●	increases in severance taxes;

●	adverse weather conditions that delay drilling activities or cause producing wells to be shut down;

●	governmental regulations; and

●	proximity to and capacity of transportation facilities.

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If we do not drill productive and profitable wells in the future, our business, financial condition and results of operations could be materially and adversely affected.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for oil and gas. If these non-petroleum-based products and oil alternatives including any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) continue to expand and gain broad acceptance such that the overall demand for oil and gas is decreased it could have an adverse effect on our operations and the value of our assets.

Competition in the oil and natural gas industry is intense, making it difficult for us to acquire properties, market oil and natural gas and secure trained personnel.

We operate in the highly competitive areas of oil and natural gas acquisition, exploration, development and production with many other companies. We face intense competition from a large number of independent companies as well as major oil and natural gas companies in a number of areas such as:

●	acquisition of desirable producing properties or new leases for future exploration;

●	marketing our oil and natural gas production; and

●	arranging for growth capital on attractive terms.

In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, and many of our competitors have more established presences in the United States than we have. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer. The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business, financial condition and results of operations.

Our competitors may use superior technology and data resources that we may be unable to afford or that would require a costly investment by us in order to compete with them more effectively.

Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies and databases. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, many of our competitors will have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we will use or that we may implement in the future may become obsolete, and we may be adversely affected.

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Competition for hydraulic fracturing services and water disposal could impede our ability to develop our oil and gas plays.

The unavailability or high cost of high-pressure pumping services (or hydraulic fracturing services), chemicals, proppant, water and water disposal and related services and equipment could limit our ability to execute our exploration and development plans on a timely basis and within our budget. The U.S. oil and natural gas industry is experiencing a growing emphasis on the exploitation and development of shale natural gas and shale oil resource plays, which are dependent on hydraulic fracturing for economically successful development. Hydraulic fracturing in oil and gas plays requires high pressure pumping service crews. A shortage of service crews or proppant, chemical, water or water disposal options, especially if this shortage occurred in the Properties, could materially and adversely affect our operations and the timeliness of executing our development plans within our budget.

Our operations are substantially dependent on the availability of water and any restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of shale oil and natural gas production during both the drilling and hydraulic fracturing processes. When drought conditions occur, governmental authorities may restrict the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supplies. If we are unable to obtain water to use in our operations from local sources or dispose of or recycle water used in operations, or if the price of water or water disposal increases significantly, we may be unable to produce oil and natural gas economically, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Part of our strategy involves using certain of the latest available enhanced recovery methods for our horizontal production well, which involve additional risks and uncertainties in their application if compared to conventional production wells.

We plan to utilize some of the latest enhanced recovery methods for our existing horizontal production well in order to maximize production and ultimate recoveries and therefore generate the highest possible returns. The additional risks that we face while drilling horizontally include, but are not limited to, the following:

●	Enhanced rework and stimulation of horizontal wells are significantly longer and more costly to implement than rework of more conventional wells;

●	Maintenance of our casing the entire length of the horizontal wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

Risks that we face while reworking our existing producing wells include, but are not limited to, the following:

●	the ability to fracture stimulate the planned number of stages in a horizontal or lateral well bore;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, limited access to gathering systems and takeaway capacity, and/or prices for crude oil and natural gas decline, then the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of oil and gas properties and the value of our undeveloped acreage could decline in the future.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage of our reserves is undeveloped. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data obtained by analyzing other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

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In addition, estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We will accrue a liability for decommissioning costs associated with our wells and we have not established any cash reserve account for these potential costs in respect of the Properties. If decommissioning is required before economic depletion of the Properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Negative public perception regarding us and/or our industry could have an adverse effect on our operations.

Negative public perception regarding us and/or our industry resulting from, among other things, concerns raised by advocacy groups about hydraulic fracturing, waste disposal, oil spills, seismic activity, climate change, explosions of natural gas transmission lines and the development and operation of pipelines and other midstream facilities may lead to increased regulatory scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. Additionally, environmental groups, landowners, local groups and other advocates may oppose our operations through organized protests, attempts to block or sabotage our operations or those of our midstream transportation providers, intervene in regulatory or administrative proceedings involving our assets or those of our midstream transportation providers, or file lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our assets and business or those of our midstream transportation providers. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we require to conduct our operations to be withheld, delayed or burdened by requirements that restrict our ability to profitably conduct our business.

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Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. As such, activists have directed their attention towards sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in energy-related activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities.

Weather and climate may have a significant and adverse impact on us.

Demand for crude oil and natural gas is, to a degree, dependent on weather and climate, which impacts, among other things, the price we receive for the commodities we produce and, in turn, our cash flows and results of operations. For example, relatively warm temperatures during a winter season generally result in relatively lower demand for natural gas (as less natural gas is used to heat residences and businesses) and, as a result, lower prices for natural gas production.

In addition, there has been public discussion that climate change may be associated with more frequent or more extreme weather events, changes in temperature and precipitation patterns, changes to ground and surface water availability, and other related phenomena, which could affect some, or all, of our operations. Our exploration, exploitation and development activities and equipment could be adversely affected by extreme weather events, such as winter storms, flooding and tropical storms and hurricanes, which may cause a loss of production from temporary cessation of activity or damaged facilities and equipment. Such extreme weather events could also impact other areas of our operations, including access to our drilling and production facilities for routine operations, maintenance and repairs, the installation and operation of gathering, processing, compression, storage and transportation facilities and the availability of, and our access to, necessary third-party services, such as gathering, processing, compression, storage and transportation services. Such extreme weather events and changes in weather patterns may materially and adversely affect our business and, in turn, our financial condition and results of operations.

We depend on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross, Daniel F. Hutchins and John Loeffelbein. We do not have employment agreements with Messrs. Ross, Hutchins or Loeffelbein. The loss of the services of any of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our outsourced experienced consulting and technical staff. Loss of the services of any of these people could have a material adverse effect on our operations. Our success will be dependent upon our ability to hire and retain additional qualified personnel as we may require. In particular, our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced engineers and other professionals. Competition for experienced engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed. We will compete with other companies with greater financial and other resources for such personnel. Although we have not experienced difficulty in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with quoted equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act, related rules and regulations of the SEC and the OTCQB, with which a private company is not required to comply. Complying with these laws, rules and regulations will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses, which we cannot estimate accurately at this time. Among other things, we must:

●	establish and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the OTCQB;

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●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our Common Stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

These factors could make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We may have difficulty managing growth in our business, which could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities, including our planned increase in oil exploration, development and production, and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the inability to recruit and retain experienced managers, geoscientists, petroleum engineers and landmen could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Our business could be adversely affected by security threats, including cybersecurity threats.

We face various security threats, including cybersecurity threats to gain unauthorized access to our sensitive information or to render our information or systems unusable, and threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing facilities, refineries, rail facilities and pipelines. The potential for such security threats subjects our operations to increased risks that could have a material adverse effect on our business, financial condition and results of operations. For example, unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruptions, or other disruptions to our operations.

Our implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for our information, systems, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to our business and operations, as well as data corruption, reputational damage, communication interruptions or other disruptions to our operations, which, in turn, could have a material adverse effect on our business, financial position and results of operations.

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The threat and impact of terrorist attacks, cyber-attacks or similar hostilities may adversely impact our operations.

We cannot assess the extent of either the threat or the potential impact of future terrorist attacks on the energy industry in general, and on us in particular, either in the short-term or in the long-term. Uncertainty surrounding such hostilities may affect our operations in unpredictable ways, including the possibility that infrastructure facilities, including pipelines and gathering systems, production facilities, processing plants and refineries, could be targets of, or indirect casualties of, an act of terror, a cyber-attack or electronic security breach, or an act of war.

Failure to adequately protect critical data and technology systems could materially affect our operations.

Information technology solution failures, network disruptions and breaches of data security could disrupt our operations by causing delays or cancellation of customer orders, impeding processing of transactions and reporting financial results, resulting in the unintentional disclosure of customer, employee or our information, or damage to our reputation. There can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition, results of operations or cash flows.

We have received a going concern opinion from our auditors.

We have an accumulated deficit and have had negative cash flows from our operations. Accordingly, we have received a report from our independent auditors in connection with our audited financial statements that include an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us.

Our stockholders will likely not receive any proceeds from our dissolution or the liquidation of our assets.

In the event of our dissolution or liquidation, the proceeds realized from the liquidation of assets, if any, will be distributed to our creditors before any distributions are made to stockholders in accordance with applicable state law and our certificate of incorporation, as then in effect. Given our current financial condition, it is unlikely that our stockholders will participate in the proceeds from such dissolution or liquidation, if any.

We are a party to several lawsuits as a defendant in which we may ultimately not prevail resulting in losses and may cause our stock price to decline.

We are involved as a defendant in routine litigation and administrative proceedings incidental to our business from time to time. See “Item 3. Legal Proceedings” in our latest Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021 and “Legal Proceedings” in Part II, Item 1 in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021. Due to lack of funds, we have not been able to defend adequately in certain of these matters. Accordingly, the outcome of any pending cases and proceedings may have a material adverse effect on our business or financial condition.

We may hedge our exposure to reductions in oil and natural gas prices, which involves credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

We account for derivative instruments or hedging activities under the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging, to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Risks Related to our Common Stock

The market for our Common Stock is limited and may not provide adequate liquidity.

Our Common Stock has been thinly traded on the OTCQB. From January 1, 2020 to August 3, 2021, the daily trading volume in our Common Stock ranged from zero shares of Common Stock to a high of 77,500 shares of Common Stock. On most days, this trading volume meant there was limited liquidity in our shares of Common Stock. Selling our shares during this period was more difficult because smaller quantities of shares were bought and sold and news media coverage about us was limited. These factors resulted in a limited trading market for our Common Stock and therefore holders of our Common Stock may have been unable to sell shares purchased, if they desired to do so.

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Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to our actual value, and not reflect the actual value of our Common Stock. Stockholders and potential investors in our Common Stock should exercise caution before making an investment in us.

Additionally, as a result of the potential illiquidity and sporadic trading of our Common Stock, investors may not be interested in owning our Common Stock because of the inability to acquire or sell a substantial block of our Common Stock at one time. This may have an adverse effect on the market price of our Common Stock. In addition, a stockholder may not be able to borrow funds using our Common Stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. We cannot assure you that an active trading market for our Common Stock will develop or, if one develops, be sustained.

Our board of directors can authorize the issuance of “blank check” preferred stock, with the effect of diluting then current stockholder interests and impairing their voting rights.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors, of which 22,776 shares have been designated as Series A Preferred Stock. Our board of directors is empowered, without stockholder approval, to issue additional series of preferred stock with voting powers and such preferences and relative, participating, optional or other special rights and powers, which may be greater than the shares of Common Stock currently outstanding. As a result, shares of preferred stock may be issued by our board of directors which cause the holders to have majority voting power over our shares of capital stock, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our Common Stock, which may cause substantial dilution to our holders of Common Stock then outstanding, and/or have other rights and preferences greater than those of our holders of Common Stock, including having a preference over the holders of our Common Stock with respect to dividends or distributions on liquidation or dissolution. The holders of our shares of Series A Preferred Stock currently rank senior to the Common Stock and any class or series of capital stock created after the Series A Preferred Stock and have a special preference upon the liquidation of the Company. For further information regarding our shares of Series A Preferred Stock, please refer to the Certificate of Designation filed as an exhibit to, and the disclosure contained in, our Current Reports on Form 8-K and 8-K/A filed with the SEC on March 30, 2021 and April 22, 2021, respectively.

Investors should keep in mind that our board of directors has the authority to issue additional shares of Common Stock and preferred stock, which could cause substantial dilution to our existing stockholders. Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have voting rights and/or other rights or preferences which could provide the preferred stockholders with substantial voting control over us subsequent to the date of this prospectus and/or give those holders the power to prevent or cause a change in control, even if that change in control might benefit our stockholders. As a result, the issuance of shares of Common Stock and/or preferred stock may cause the value of our securities to decrease.

Our directors and officers have rights to indemnification.

While the members of our board of directors and our officers are generally accountable to us and our stockholders, the liability of our directors and officers to us, our stockholders and third parties is limited in certain respects under applicable state law and our certificate of incorporation and bylaws, as in effect in the date hereof. Further, we may agree to indemnify our directors and officers against liabilities not attributable to certain limited circumstances. Such limitation of liability and indemnity may limit rights which our stockholders would otherwise have to seek redress against our directors and officers.

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Our outstanding options, warrants, convertible promissory notes, and shares of Series A Preferred Stock may adversely affect the trading price of our Common Stock.

As of August 3, 2021, there are outstanding stock options to purchase an aggregate of 2,077,000 shares of our Common Stock, at a weighted average price per share of $5.73, outstanding warrants to purchase up to an aggregate of 12,480,784 shares of our Common Stock at a weighted average exercise price of $0.46 (including the Warrant Shares offered hereby), $28,665 in principal amount owed under the outstanding Notes, which are convertible into an aggregate of 57,330 shares of Common Stock, excluding accrued interest, and 22,776 shares of Series A Preferred Stock outstanding. For the duration of time during which such options, warrants, Notes and shares of Series A Preferred Stock are convertible or exercisable, as applicable, the holders have the opportunity to profit from a rise in the market price of our Common Stock without assuming the risk of ownership. The issuance of shares of Common Stock upon the conversion or exercise, as applicable, of such outstanding options, warrant, Notes and shares of Series a Preferred Stock will also dilute the ownership interests of our existing stockholders.

The availability of such shares of Common Stock issued upon such conversion or exercise for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our Common Stock.

We cannot predict the size of future issuances of our Common Stock pursuant to the exercise or conversion, as applicable, of outstanding options, warrants, Notes, shares of Series A Preferred Stock or conversion or exercise of other securities, or the effect, if any, that future issuances and sales of shares of our Common Stock may have on the market price of our Common Stock. Sales or distributions of substantial amounts of our Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Common Stock to decline.

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Series A Conversion Shares, Warrant Shares or Note Conversion Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $5,316,497 in aggregate gross proceeds from cash exercises of the Warrants, based on the $0.39 per share exercise prices of the March Warrants, and the $0.50 per share exercise prices of the August Warrant and the Creditor Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for development of our Properties and for working capital and other general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Series A Conversion Shares, Warrant Shares and Note Conversion Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

Our executive officers, directors and principal stockholders collectively own a significant percentage of our Common Stock and could be able to exert control over matters subject to stockholder approval.

As of August 3, 2021, our executive officers, directors and principal stockholders (greater than 5% stockholders), together with their affiliates, beneficially own approximately 62.1% of our issued and outstanding shares of Common Stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, the amendment of our certificate of incorporation or bylaws and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our Common Stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

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We have never declared or paid dividends on our Common Stock and have no plans to do so in the near future, however, we do intend to declare and pay dividends on our Series A Preferred Stock pursuant to the Certificate of Designation.

Holders of shares of our Common Stock are entitled to receive such dividends as may be declared by our board of directors and holders of shares of Series A Preferred Stock are entitled to receive dividends pursuant to the Certificate of Designation. The Certificate of Designation requires us to pay cash dividends on our Series A Preferred Stock on a quarterly basis, or at our option, pay such dividends in shares of Common Stock. To date, we have not declared or paid cash dividends on our shares of Common Stock or on our shares of our Series A Preferred Stock. We do not expect to declare or pay cash dividends on our shares of Common Stock in the near future. We expect to declare and pay cash dividends on our Series A Preferred Stock at the beginning of each calendar quarter as required in the Certificate of Designation. We intend to retain future earnings, if any, to provide funds for operation of our business. Therefore, any return investors in our Common Stock will have to be in the form of appreciation, if any, in the market value of their shares of Common Stock. See “Dividend Policy.”

The price of our Common Stock is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock is likely to be highly volatile because there has been a relatively thin trading market for our Common Stock, which causes trades of small blocks of stock to have a significant impact on the price of our Common Stock. You may not be able to resell shares of our Common Stock following periods of volatility because of the market’s adverse reaction to such volatility.

Factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	quarterly variations in the rate of growth of our financial indicators, or those of companies that are perceived to be similar to us;

●	the potential absence of securities analysts covering us and distributing research and recommendations about us;

●	speculation in the press or investment community;

●	public reaction to our press releases, announcements concerning our business or those of our competitors or customers, and filings with the SEC;

●	we expect our actual operating results to fluctuate widely as we increase our sales and production capabilities and other operations;

●	low trading volume for our Common Stock;

●	overall stock market fluctuations;

●	general financial market conditions and oil and natural gas industry market conditions, including fluctuations in commodity prices;

●	the realization of any of the risk factors presented in this prospectus;

●	our ability to raise capital when we require it, and to raise such capital on favorable terms;

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●	our outstanding indebtedness;

●	we have no institutional line-of-credit available to fund our operations and we may be unable to obtain a line of credit under terms that are mutually agreeable;

●	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

●	conditions or trends in the industry, including the prices of oil and natural gas;

●	litigation;

●	changes in market valuations of other similar companies;

●	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

●	future sales of Common Stock;

●	actions initiated by the SEC or other regulatory bodies;

●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;

●	departure of key personnel or failure to hire key personnel; and

●	domestic and international economic, health, legal and regulatory factors unrelated to our performance.

Any of these factors could have a significant and adverse impact on the market price of our Common Stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

If securities or industry analyst do not publish research reports about our business, or if they downgrade our stock, the price of our Common Stock could decline.

Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. To our knowledge there are no independent analysts who cover us. The lack of published reports by independent securities analysts could limit the interest in our Common Stock and negatively affect our stock price. Even if we did have such coverage, we would not have any control over the research and reports any analysts might publish. If any analyst who did cover us downgrades our stock, our stock price could decline. If any analyst who had been covering us ceases coverage of us or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price to decline.

Future sales of our Common Stock may depress our stock price.

We can make no prediction as to the effect, if any, that future sales of our Common Stock, or the availability of our Common Stock for future sales, will have on the market price of our Common Stock. Sales in the public market of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock. The potential effect of such shares of Common Stock being sold may be to depress the price at which our Common Stock trades.

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PRIVATE PLACEMENTS

August 2020 Private Placement of Senior Unsecured Convertible Promissory Note and August Warrant

On August 19, 2020, we entered into a securities purchase agreement (the “August Purchase Agreement”) with one of the Selling Stockholders (the “August Investor”), pursuant to which we issued to the August Investor, in consideration for an aggregate of $325,000, (i) a senior unsecured convertible note payable due August 19, 2021 (the “August Note”), which was, subject to certain conditions, convertible into an aggregate of 3,943,820 shares of Common Stock, at a price of $0.10 per share; and (ii) the August Warrant, which is immediately exercisable upon issuance and on a cashless basis if the August Warrant has not been registered 180 days after the date of issuance for up to 800,000 shares of Common Stock at an exercise price of $0.50 per share, subject to customary adjustments. Pursuant to the August Purchase Agreement, the August Note and August Warrant were issued to the August Investor in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Pursuant to the August Purchase Agreement, the August Investor was also granted certain piggy-back registration rights, whereby we agreed to register the resale of the shares of Common Stock underlying the August Warrant and the August Note. We repaid the August Note on March 26, 2021. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Warrant Shares issuable upon exercise of the August Warrant issued to the August Investor.

The exercise of the August Warrant is subject to a beneficial ownership limitation such that the August Investor may not exercise the August Warrant to the extent that such exercise would result in the August Investor being the beneficial owner in excess of 4.99% (or, upon election of the August Investor, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such exercise, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to us, provided that any increase in such limitation will not be effective until 61 days following notice to us.

Additionally, pursuant to the August Purchase Agreement, for so long as the August Note or August Warrant is outstanding, the August Investor has a right to participate in any issuance of the Common Stock, Common Stock Equivalents (as defined in the August Purchase Agreement), conventional debt, or a combination of such securities and/or debt (a “Subsequent Financing”), up to an amount equal to thirty-five percent (35%) of the Subsequent Financing.

March 2021 Private Placement of Shares of Series A Preferred Stock and March Warrants

On March 16, 2021, we entered into securities purchase agreements (collectively, the “March Purchase Agreements”) with certain of the Selling Stockholders (collectively, the “March Investors”), pursuant to which, in consideration for an aggregate of $2,050,000, we issued an aggregate of 22,776 shares of Series A Preferred Stock and March Warrants exercisable for up to 5,256,410 shares of Common Stock six (6) months following issuance and for five years after such date. Holders of the March Warrants may exercise them on a cashless basis pursuant to the formula provided in the March Warrants if there is not an effective registration statement for the sale of the shares of Common Stock underlying the March Warrants upon the date on which such Creditor Warrants are exercisable. Such securities were issued to March Investors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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Pursuant to the Certificate of Designation, the holders of the shares of Series A Preferred Stock shall have the right, at any time and subject to certain beneficial ownership limitations, to convert some or all of their outstanding shares of Series A Preferred Stock and any accrued but unpaid dividends into that number of shares of Common Stock on a per share basis by dividing $100 (the Stated Value per share of Series A Preferred Stock) by $0.32 (the “Conversion Price”), which Conversion Price is subject to adjustment as described therein. In addition, the shares of Series A Preferred Stock and any accrued but unpaid dividends will automatically convert, subject to the Beneficial Ownership Limitation, upon the closing of any equity financing transaction pursuant to which the Company receives gross proceeds of at least $5,000,000 that is consummated after the initial date of issuance of such shares (a “Qualified Offering”), into the same securities issued by the Company in such Qualified Offering. Pursuant to the Certificate of Designation, such holders of shares of Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock in cash or in shares of Common Stock at a rate of 10% per annum, based on the Stated Value, commencing on April 1, 2021, pro-rated, and continuing on each July 1st, October 1st, and January 1st thereafter until the earlier of (i) the date on which the shares of Series A Preferred Stock are converted into shares of Common Stock or (ii) the date the Company’s obligations under the Certificate of Designation have been satisfied in full. Pursuant to the Certificate of Designation, the shares of Series A Preferred Stock also (i) vote on an as-converted to Common Stock basis, subject to the Beneficial Ownership Limitation, (ii) are redeemable in cash at the option of the Company at any time, along with all accrued but unpaid dividends, (iii) rank senior to the Common Stock and any class or series of capital stock authorized or designated after the Series A Preferred Stock and (iv) have a special preference upon the liquidation of the Company.

In connection with the March Purchase Agreement, we and such Selling Stockholders entered into that certain registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement to register the Preferred Shares and the Warrant Shares underlying the March Warrants. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Preferred Shares and Warrant Shares issuable upon conversion of the shares of Series A Preferred Stock and upon exercise of the March Warrants issued to the March Investors.

March 2021 Debt Settlement Agreements

On March 31, 2021, we entered into debt settlement agreements with six Creditors, pursuant to which certain creditors of the Company (collectively, the “Creditors”) agreed to extinguish an aggregate of $2,866,497 of debt and liabilities of the Company owed to such Creditors in consideration for the issuance to each Creditor of (i) an aggregate of $28,665 in Notes, which are, subject to certain conditions, convertible at any time at the option of the Creditors into an aggregate of 65,930 shares of Common Stock (including accruable interest), at a price of $0.50 per share and (ii) Creditor Warrants which are immediately exercisable for up to an aggregate of 5,732,994 shares of Common Stock and for five years thereafter. Holders of the Creditor Warrants may exercise them on a cashless basis pursuant to the formula provided in the Creditor Warrants if there is not an effective registration statement for the sale of the shares of Common Stock underlying the Creditor Warrants upon the date on which such Creditor Warrants are exercisable. We also granted the Creditors certain piggy-back registration rights pursuant to the Notes and the Creditor Warrants, whereby we agreed to register the resale by the Creditors of the shares underlying the Notes and the Creditor Warrants pursuant to the Notes and Creditor Warrants. Such securities were issued to the Creditors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Note bears interest at a rate of 3% per annum, may be voluntarily repaid in cash in full or in part by us at any time in an amount equal to the face amount plus any accrued and unpaid interest on the Notes (or portion thereof) being prepaid, and matures on March 30, 2026.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered for resale by the Selling Stockholders named herein consist of the Series A Conversion Shares issuable upon the conversion of the shares of Series A Preferred Stock, the Warrant Shares issuable upon exercise of the Warrants and the Note Conversion Shares issuable upon conversion of the Notes, including all interest to accrue on such Notes. For additional information regarding the issuance of the Securities, including the Series A Conversion Shares, Warrant Shares and Note Conversion Shares, see the section entitled “Private Placements” on page 32. We are registering the Series A Conversion Shares, Warrant Shares and Note Conversion Shares in order to permit the Selling Stockholders to offer such shares of Common Stock for resale from time to time. Except for the transactions described in the section entitled “Private Placements”, and as disclosed in this section under “Material Relationships with Selling Stockholders,” the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of shares of Common Stock being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholders’ beneficial ownership of our outstanding shares of Common Stock after completion of this offering. The registration of the Series A Conversion Shares, Warrant Shares and Note Conversion Shares issuable or issued to the Selling Stockholders pursuant to the Certificate of Designation, Notes or Warrants, as applicable, does not necessarily mean that the Selling Stockholders will sell all or any of such shares of Common Stock, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume, as of August 3, 2021, conversion of all shares of Series A Preferred Stock, full conversion of the Notes and full exercise of the Warrants, without regard to any limitations on conversion or exercise, as applicable. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after August 3, 2021, are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Series A Conversion Shares to be Sold Pursuant to this Prospectus (2)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus (3)	Maximum Number of Note Conversion Shares to be Sold Pursuant to this Prospectus (4)	Number of Shares of Common Stock Beneficially Owned After Offering (5)	Percentage Beneficially Owned After Offering (5)
M3A LP (6)	800,000	-	800,000	-	-	-
3i, LP (7)	937,784	3,125,000	2,307,692	-	-	-
Alpha Capital Anstalt (8)	937,784	2,430,312	1,794,872	-	-	-
Doherty Properties LLC (9)	603,597	347,187	256,410	-	-	-
FirstFire Global Opportunities Fund LLC (10)	937,784	867,813	641,026	-	-	-
Ozark Capital LLC (11)	937,784	347,188	256,410	-	442,746	1.1%
Stanton E. Ross (12)	3,221,007	-	1,051,416	12,091	2,157,500	5.5%
Daniel F. Hutchins (13)	3,938,548	-	3,324,813	38,235	575,500	1.4%
Leroy C. Richie (14)	1,287,861	-	727,000	8,361	552,500	1.4%
Christian J. Hoffmann, III (15)	584,182	-	577,539	6,643	-	-
Offshore Finance, LLC (16)	52,826	-	52,226	600	-	-
TOTAL	14,239,157	7,117,500	11,789,404	65,930	3,728,246	9.4%

(1)	The shares of Series A Preferred Stock, the August Warrant and the March Warrants are subject to, or contain certain beneficial ownership limitations in the Certificate of Designation and in such Warrants, as applicable, which provide that a holder of shares of Series A Preferred Stock or of such Warrants will not have the right to convert such shares or exercise any portion of such Warrants, respectively, if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of Common Stock held by such Selling Stockholder, and (b) if any, the number of Preferred Shares and Warrant Shares offered hereby and any other securities convertible into or exercisable for shares of Common Stock that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of August 3, 2021 and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of August 3, 2021.

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(2)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full conversion of the shares of Series A Preferred Stock, without regard to the Beneficial Ownership Limitation that applies to such shares of Series A Preferred Stock.

(3)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full exercise of the Warrants offered hereby, without regard to the Beneficial Ownership Limitations that apply to the August Warrant and the March Warrants.

(4)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full conversion of the principal amount and payment of future accrued interest of the Notes held by such Selling Stockholders.

(5)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 37,766,099 shares of Common Stock outstanding on August 3, 2021, which includes 18,793,265 shares of Common Stock issued and outstanding as of such date and assumes conversion of all outstanding shares of Series A Preferred Stock into an aggregate of 7,117,500 Series A Conversion Shares offered hereby, full conversion of the Notes into an aggregate of 65,930 Note Conversion Shares offered hereby, and full exercise of the Warrants for an aggregate of 11,789,404 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the applicable Beneficial Ownership Limitations pursuant to the Certificate of Designation and pursuant to each of the August Warrant and the March Warrants held by the applicable Selling Stockholders after this offering.

(6)	Obsidian Global Partners, LLC is the investment manager of M3A LP. Ari Morris is the sole member of Obsidian Global Partners, LLC. 3i Management, LLC is the general partner of M3A LP. Maier Joshua Tarlow is the manager of 3i Management, LLC. Both Mr. Morris and Mr. Tarlow have voting control and investment discretion over securities beneficially owned by M3A LP. Shares of Common Stock beneficially owned prior to the offering and offered for resale are the shares of Common Stock issuable upon exercise of the August Warrant.

(7)

The business address of 3i, LP is 140 Broadway, 38th Floor, New York, NY 10005. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly indirectly by 3i Management, LLC and 3i, LP. Such persons and entities have been advised that none of Mr. Tarlow, 3i Management, LLC or 3i, LP is a member of the Financial Industry Regulatory Authority, Inc (“FINRA”) or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. Mr. Tarlow disclaims any beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

Shares of Common Stock beneficially owned prior to the offering include an aggregate of 937,784 shares of Common Stock, which reflects the impact of the applicable Beneficial Ownership Limitations pursuant to the Certificate of Designation and pursuant to the March Warrants on the number of shares of Common Stock issuable upon conversion or exercise, as applicable, of such Selling Stockholder’s shares of Series A Preferred Stock and March Warrants held by such Selling Stockholder prior to this offering. Such number of shares of Common Stock are exclusive of an aggregate of 4,494,908 shares of Common Stock that would be issuable in any combination, but for the applicable Beneficial Ownership Limitation, (i) upon conversion of 10,000 Series A Conversion Shares held by such Selling Stockholder and (ii) upon exercise of the March Warrants held by such Selling Stockholder.

(8)	Konrad Ackerman, a director of Alpha Capital Anstalt, has the power to vote and dispose of the shares of Common Stock held by Alpha Capital Anstalt and may be deemed to be the beneficial owner of its shares of Common Stock. The business address of Alpha Capital Anstalt is c/o Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Shares of Common Stock beneficially owned prior to the offering include an aggregate of 937,784 shares of Common Stock, which reflects the impact of the applicable Beneficial Ownership Limitations pursuant to the Certificate of Designation and pursuant to the March Warrants on the number of shares of Common Stock issuable upon conversion or exercise, as applicable, of such Selling Stockholder’s shares of Series A Preferred Stock and March Warrants held by such Selling Stockholder prior to this offering. Such number of shares of Common Stock are exclusive of an aggregate of 3,287,400 shares of Common Stock that would be issuable in any combination, but for the applicable Beneficial Ownership Limitation (i) upon conversion of 7,777 shares of Series A Preferred Stock held by such Selling Stockholder and (ii) upon exercise of the March Warrants held by such Selling Stockholder.

(9)	Michael Doherty, the managing member of Doherty Properties, LLC, has the power to vote and dispose of the shares of Common Stock held by Doherty Properties, LLC and may be deemed to be the beneficial owner of its shares of Common Stock. Shares of Common Stock beneficially owned prior to the offering and offered for resale consist of (i) 347,187 shares of Common Stock issuable upon conversion of 1,111 shares of Series A Preferred Stock held by such Selling Stockholder and (ii) 256,410 shares of Common Stock issuable upon exercise of the March Warrants held by such Selling Stockholder.

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(10)	Eli Fireman has the power to vote and dispose of the shares of Common Stock held by Firstfire Global Opportunities Fund LLC and may be deemed to be the beneficial owner of its shares of Common Stock. The address of Firstfire Global Opportunities Fund LLC is 1040 First Avenue, Suite 190, New York, NY 10022 Shares of Common Stock beneficially owned prior to the offering include an aggregate of 937,784 shares of Common Stock, which reflects the impact of the applicable Beneficial Ownership Limitations pursuant to the Certificate of Designation and pursuant to the March Warrants on the number of shares of Common Stock issuable upon conversion or exercise, as applicable, of such Selling Stockholder’s shares of Series A Preferred Stock and March Warrants held by such Selling Stockholder prior to this offering. Such number of shares of Common Stock are exclusive of an aggregate of 571,055 shares of Common Stock that would be issuable in any combination, but for the applicable Beneficial Ownership Limitation (i) upon conversion of 2,777 shares of Series A Preferred Stock held by such Selling Stockholder and (ii) upon exercise of the March Warrants held by such Selling Stockholder.

(11)	Thomas J. Heckman, the managing member of Ozark Capital, LLC (“Ozark”), has the power to vote and dispose of the shares of Common Stock held by Ozark and may be deemed to be the beneficial owner of its shares of Common Stock. Shares of Common Stock beneficially owned prior to the offering consist of (i) 442,746 shares of Common Stock held by Ozark Capital, LLC and (ii) an aggregate of 495,038 shares of Common Stock reflecting the impact of the applicable Beneficial Ownership Limitations pursuant to the Certificate of Designation and pursuant to the March Warrants on the number of shares of Common Stock issuable upon conversion or exercise, as applicable, of Ozark’s shares of Series A Preferred Stock and March Warrants held by Ozark prior to this offering. Such number of shares of Common Stock are exclusive of an aggregate of 108,560 shares of Common Stock that would be issuable in any combination, but for the applicable Beneficial Ownership Limitation (i) upon conversion of 1,111 shares of Series A Preferred Stock held by Ozark and (ii) upon exercise of March Warrants held by Ozark. Such number of shares beneficially owned by Ozark also does not include (i) an aggregate of 2,000,000 shares of Common Stock held by Mr. Heckman individually, 1,250,000 of which are restricted and subject to forfeiture, and (ii) 2,000 shares of Common Stock issuable upon full exercise of vested options held by Mr. Heckman individually.

(12)	Shares of Common Stock beneficially owned prior to the offering include: (i) 130,000 shares of Common Stock issuable upon full exercise of vested options , (ii) up to 1,051,416 shares of Common Stock issuable upon full exercise of Creditor Warrants, (iii) 12,091 shares of Common Stock issuable upon full conversion of a Note, including accruable interest, and (iv) 1,250,000 restricted shares of Common Stock, which are subject to forfeiture.

(13)	Shares of Common Stock beneficially owned prior to the offering include: (i) 57,500 shares of Common Stock issuable upon full exercise of vested options , (ii) up to 3,324,813 shares of Common Stock issuable upon full exercise of a Creditor Warrant, (iii) 38,235 shares of Common Stock issuable upon full conversion of a Note, including accruable interest. and (iv) 312,500 restricted shares of Common Stock, which are subject to forfeiture.

(14)	Shares of Common Stock beneficially owned prior to the offering include: (i) 52,500 shares of Common Stock issuable upon full exercise of vested options , (ii) up to 727,000 shares of Common Stock issuable upon full exercise of Creditor Warrants, (iii) 8,361 shares of Common Stock issuable upon full conversion of a Note, including accruable interest, and (iv) 312,500 restricted shares of Common Stock, which are subject to forfeiture.

(15)	Shares of Common Stock beneficially owned prior to the offering and offered for resale consist of (i) 6,643 shares of Common Stock issuable upon conversion of a Note, included accruable interest, and (ii) up to 577,539 shares of Common Stock issuable upon exercise of a Creditor Warrant.

(16)	Daniel Haake, the managing member of Offshore Finance, LLC, has the power to vote and dispose of the shares of Common Stock held by Offshore Finance, LLC and may be deemed to be the beneficial owner of its shares of Common Stock. Shares of Common Stock beneficially owned prior to the offering and offered for resale consist of (i) 600 shares of Common Stock issuable upon conversion of a Note, including accruable interest, and (ii) up to 52,226 shares of Common Stock issuable upon exercise of a Creditor Warrant.

Material Relationships with Selling Stockholders

Stanton E. Ross

Mr. Ross is the Company’s President, Chief Executive Officer and Chairman of our board of directors. From March 1992 to June 2005, Mr. Ross was our Chairman and President and served as an officer and director of each of its subsidiaries. He resigned from all of these positions in June 2005, except Chairman, but was reappointed as our President and Chief Executive Officer in October 2006. On May 13, 2020, the Company borrowed $41,000 from Mr. Ross in the form of an unsecured promissory note bearing 6% interest and due on demand. The proceeds were used for general working capital purposes. The entire principal balance of the note was retired on August 19, 2020 and there is no remaining balance as of December 31, 2020. During the year ended December 31, 2020, the Company accrued and paid a total of $654 of interest on this related party note payable.

Ozark Capital, LLC

Ozark is an affiliate of Mr. Heckman, who is its controlling member. On May 21, 2018, the Company borrowed $13,125 under an unsecured promissory note with Ozark, which was convertible into shares of Common Stock at $0.50 per share. During June 2019 and August 2019, the Company borrowed an additional $50,500 and $5,500, respectively from Ozark under the same terms. The note was due on demand and bore interest at 8% per annum. In October 2019, the Company repaid $50,000 in principal on this demand note and the remainder was paid in August 2020. Interest expense relative to this demand note totaled $14,882 and $3,918 during 2020 and 2019, respectively.

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USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Series A Conversion Shares, Warrant Shares and Note Conversion Shares under this prospectus and we will not receive any of such proceeds. We may receive up to $5,316,496.99 in aggregate gross proceeds from cash exercises of the Warrants, based on the $0.39 per share exercise prices of the March Warrants, and the $0.50 per share exercise prices of the August Warrant and the Creditor Warrants. Any proceeds that we receive from the exercise of the Warrants will be used for development of the Properties and for working capital and other general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Series A Conversion Shares, Warrant Shares and Note Conversion Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the August Warrant is exercisable on a cashless basis 180 days after the date of issuance if at the time of exercise the prospectus contained therein is not available for the issuance of shares of Common Stock underlying such warrant. The March Warrants are exercisable on a cashless basis 6 months after the date of issuance if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of Common Stock underlying such warrants. The Creditor Warrants are exercisable immediately on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares underlying such warrants. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock.

The March Purchase Agreement and the Certificate of Designation provide for the payment of dividends, in (i) cash, or (ii) shares of Common Stock, to the holders of the Series A Preferred Stock, of 10% per annum, based on the Stated Value, commencing on April 1, 2021, until the earlier of (i) the date on which the shares of Series A Preferred Stock are converted into Common Stock or (ii) date the Company’s obligations under the Certificate of Designation have been satisfied in full (the “Dividend Termination Date”). Such dividends shall accrue and be compounded daily on the basis of a 360-day day year and twelve (12) 30-day months and be paid either promptly upon the occurrence of an event of default, after conversion of the Series A Preferred Stock or on the Dividend Termination Date, if the Series A Preferred Stock has not been converted prior to the Dividend Termination Date. No other dividends shall be paid on shares of the Series A Preferred Stock. As of the date of this prospectus, $13,104 of dividends have accrued on such shares and are unpaid, while $60,528 of dividends have been paid on such shares.

Other than as described above, we currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends on our capital stock in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our board of directors may deem relevant.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, during the past three fiscal years, there have been no transactions, other than compensation arrangements, whether directly or indirectly, between us and any of our officers, directors, beneficial owners of more than 5% of any class of our capital stock or any of their family members that exceeded the lesser of (i) $120,000 or (ii) one percent (1%) of the average of our total assets at year-end for the last two completed fiscal years.

In previous years, certain general and administrative services (for which payment is deferred) had been provided by the Chief Financial Officer’s accounting firm at its standard billing rates plus out-of-pocket expenses consisting primarily of accounting, tax and other administrative fees. The Company no longer utilizes the Chief Financial Officer’s accounting for such support services and was not billed for any such services for the period between January 1, 2021 and August 3, 2021 and during the year ended December 31, 2020 and 2019. The amount due to the Chief Financial Officer’s firm for services previously provided was $0 at August 3, 2021, $762,407 at December 31, 2020 and 2019, and is included in accrued liabilities at December 31, 2020 and 2019. On March 31, 2021 the parties entered into a Debt Settlement Agreement whereby all amounts due to such firm for services totaling $762,407 were extinguished upon the issuance of $7,624 principal balance of 3% Convertible Promissory Note and the issuance of warrants to purchase 1,524,814 shares of Common Stock.

Offshore Finance, LLC is owed financing costs totaling $0 as of August 3, 2021, $26,113 at December 31, 2020 and 2019, in connection with its subordinated loan to the Company, which was converted into shares of Common Stock in 2014. On March 31, 2021, the Company entered into certain debt settlement agreement with Offshore Finance, LLC, pursuant to which Offshore Finance, LLC agreed to extinguish an aggregate of $26,113 of debt and liabilities of the Company owed to Offshore Finance, LLC in consideration for the issuance of a Note that is convertible into 600 shares of Common Stock, including accruable interest, and the Creditor Warrant to purchase up to 52,226 shares of Common Stock. The managing partner of Offshore Finance, LLC and the Company’s Chief Financial Officer are partners in the accounting firm, which the Company has engaged to provide for accounting services in the past.

The Company’s Chief Operating Officer is a non-controlling member of Core, and wholly-owns Coal Creek Energy, LLC. The Company acquired the Option from Core to purchase the production and mineral rights/leasehold for the Properties and paid a nonrefundable deposit of $50,000 in 2019 to bind the Option, which gave it the right to acquire the Properties for $2.5 million prior to December 31, 2019. On September 2, 2020, the Company acquired the New Option from Core under similar terms as the Option, however the New Option permitted the Company to purchase the Properties at a reduced price of $900,000 at any time prior to November 1, 2020. On December 14, 2020, the Company and the Seller executed the APA, which extended the New Option to January 11, 2021. The Company closed the purchase of the Properties on April 1, 2021, pursuant to the Side Letter and Bill of Sale. The Company’s Chief Operating Officer recused himself from the Company’s approval process for the purchase of the Option and the Properties which was approved by the Board of Directors independent of the Company’s Chief Operating Officer’s participation.

On May 13, 2020, the Company borrowed $41,000 from its Chairman, Chief Executive Officer and President in the form of an unsecured promissory note bearing 6% interest and due on demand. The proceeds were used for general working capital purposes. The entire principal balance of the note was retired on August 19, 2020 and there is no remaining balance as of December 31, 2020. During the year ended December 31, 2020, the Company accrued and paid a total of $654 of interest on this related party note payable.

On March 31, 2021, the Company entered into certain debt settlement agreements with the Creditors, pursuant to which the Creditors agreed to extinguish an aggregate of $2,866,297.14 of debt and liabilities of the Company owed to each Creditor in consideration for the issuance of the Notes and the Creditor Warrants. Three of the six Creditors are our Chairman, Chief Executive Officer and President, our Chief Financial Officer and director and our independent director of the Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 3, 2021, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our equity securities;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 18,793,265 shares of Common Stock and 27,776 shares of Series A Preferred Stock outstanding as of August 3, 2021. The percentage ownership information shown in the table after this offering is based upon 37,766,099 shares of Common Stock outstanding (assuming full exercise of the Warrants and full conversion of the Notes, including all interest to be accrued on such Notes, and all outstanding shares of Series A Preferred Stock). The percentage ownership information shown in the table excludes (a) shares of Common Stock issuable upon the exercise of outstanding warrants to purchase an aggregate of up to 12,480,784 shares of Common Stock, with a weighted average exercise price of $0.46 per share (but with respect to the shares and percentage ownership information after the offering, the table includes all shares of Common Stock issuable upon the full exercise of the Warrants), (b) shares of Common Stock issuable upon outstanding stock options exercisable for up to 2,077,000 shares of Common Stock, with a weighted average exercise price of $5.73 per share, and (c) with respect to the shares and percentage ownership information after this offering, 65,930 shares of Common Stock issuable upon full conversion or repayment of approximately $28,665 in aggregate principal balance of the Notes and $4,300 in accruable interest.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are convertible into and exercisable for shares of Common Stock as of August 3, 2021. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares of Common Stock that such person or persons has the right to acquire as of August 3, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise noted below, the address for persons listed in the table is c/o Infinity Energy Resources, Inc., 11900 College Blvd., Suite 310, Overland Park, KS 66210.

	Common Stock Beneficially Owned Prior to the Offering		Common Stock Beneficially Owned After the Offering
5% or greater stockholders:	Shares	Percent of Class	Shares	Percent of Class
Lawrence D. Smith, estate 5805 Friars Rd. Apt. 2305 San Diego, CA 92110	4,277,790	15.5%	4,277,790	10.8%
Thomas J. Heckman (1) 2015 Clara Drive Jefferson City, MO 65101	2,444,746	8.8%	2,444,746	6.2%
Directors and executive officers
Stanton E. Ross (2) President, Chief Executive Officer and Chairman	3,221,007	11.7%	2,157,500	5.5%
Daniel F. Hutchins (3) Director, Chief Financial Officer, Treasurer and Secretary	3,938,548	14.3%	575,500	1.5%
John Loeffelbein (4) Chief Operating Officer	2,000,000	7.2%	2,000,000	5.1%
Leroy C. Richie (5) Director	1,287,861	4.7%	552,500	1.4%
Directors and executive officers as a group (4 persons)	10,447,416	37.8%	5,285,500	13.4%

(1)	Such shares of Common Stock beneficially owned by Mr. Heckman include: (i) 2,000 shares of Common Stock issuable upon full exercise of vested options, (ii) 442,746 shares held by Ozark, which shares Mr. Heckman is deemed to beneficially own, and (ii) 1,250,000 restricted shares of Common Stock, which are subject to forfeiture. Such shares of Common Stock beneficially owned by Mr. Heckman exclude an aggregate of 603,598 shares of Common Stock that would be issuable in any combination, but for the applicable Beneficial Ownership Limitation (i) upon conversion of 1,111 shares of Series A Preferred Stock held by Ozark and (ii) upon exercise of March Warrants held by Ozark.

(2)	Such shares of Common Stock beneficially owned by Mr. Ross include: (i) 130,000 shares of Common Stock issuable upon full exercise of vested options, (ii) up to 1,051,416 shares of Common Stock issuable upon full exercise of a Creditor Warrant, (iii) 12,091 shares of Common Stock issuable upon full conversion of a Note, including accruable interest, and (iv) 1,250,000 restricted shares of Common Stock, which are subject to forfeiture.

(3)	Such shares of Common Stock beneficially owned by Mr. Hutchins include: (i) 57,500 shares of Common Stock issuable upon full exercise of vested options, (ii) up to 3,324,813 shares of Common Stock issuable upon full exercise of a Creditor Warrant, (iii) 38,235 shares of Common Stock issuable upon full conversion of a Note, including accruable interest, and (iv) 312,500 restricted shares of Common Stock, which are subject to forfeiture.

(4)	Such shares of Common Stock beneficially owned by Mr. Loeffelbein consist of 2,000,000 restricted shares of Common Stock issued to Mr. Loeffelbein as compensation in October 2019, which are fully vested.

(5)	Such shares of Common Stock beneficially owned by Mr. Richie include: (i) 52,500 shares of Common Stock issuable upon full exercise of vested options, (ii) 727,000 shares of Common Stock issuable upon full exercise of a Creditor Warrant, (iii) 8,361 shares of Common Stock issuable upon full conversion of a Note, including accruable interest, and (iv) 312,500 restricted shares of Common Stock, which are subject to forfeiture.

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DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to 7,117,500 Series A Conversion Shares, up to 11,789,404 Warrant Shares, up to 65,930 Note Conversion Shares. The following description of our Common Stock, certain provisions of our certificate of incorporation, our bylaws, Certificate of Designation and Delaware law are summaries. You should also refer to our certificate of incorporation, Certificate of Designation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of Common Stock, par value $0.0001 per share, and up to 10,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our board may establish the rights and preferences of the preferred stock from time to time. As of August 3, 2021, there were an aggregate of 18,793,265 shares of Common Stock issued and outstanding, held by 159 stockholders of record (which do not include shares of Common Stock held in street name), and an aggregate of 27,778 shares of Series A Preferred Stock authorized with 22,776 preferred shares issued and outstanding, which shares are held by 5 stockholders of record. This number of shares of Common Stock excludes (a) up to an aggregate of 12,480,784 shares of Common Stock, with a weighted average exercise price of $0.46 per share (including the Warrant Shares offered hereby), (b) 2,077,000 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $5.73 per share, and (c) 65,930 shares of Common Stock issuable upon full conversion or repayment of approximately $28,665 in aggregate principal balance of the Notes, including all interest to be accrued on such Notes. Additionally, the number of shares of Common Stock that will be outstanding after this offering includes up to an aggregate of 18,972,834 shares of Common Stock issuable upon (i) full exercise of the Warrants and (ii) full conversion of the Notes, including the payment of future accrued interest on such Notes, and full conversion of the shares of Series A Preferred Stock to be offered and sold by the Selling Stockholders.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of Common Stock. As of August 3, 2021, we had 18,793,265 shares of Common Stock outstanding. Holders of our Common Stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. They do not have cumulative voting rights.

The holders of the Common Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available therefore.

Subject to the terms of the Certificate of Designation, upon our liquidation, dissolution or winding up, whether voluntary or involuntary, our remaining assets available for distribution to stockholders will be distributed among the holders of Common Stock, pro rata based on the number of shares of common stock held by each.

Holders of Common Stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, when issued, fully paid and nonassessable.

Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, as, and if declared by the board of directors. The board of directors is authorized to issue additional shares of Common Stock within the limits authorized by our certificate of incorporation and without stockholder action.

Our Common Stock is quoted and traded on the OTCQB under the symbol “IFNY.”

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Registration Rights

Pursuant to the August Purchase Agreement, we granted the August Investor piggy-back registration rights to register for resale the shares of Common Stock underlying the August Note and the August Warrant. See the section entitled “Private Placements – August 2020 Private Placement of Senior Unsecured Convertible Promissory Note and August Warrant”. Pursuant to the August Purchase Agreement, we agreed to, as soon as reasonably practicable, give written notice to the August Investor of our intention to register to the offer and sale of Common Stock in a registration statement under the Securities Act and upon written request from the August Investor within three business days after receipt of such notice, to include in such registration the shares underlying the August Note and the August Warrant. As of the date of this prospectus, we have fully repaid the August Note and it is no longer outstanding.

Pursuant to the Registration Rights Agreement, we granted the March Investors registration rights to register for resale the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and the shares of Common Stock issuable upon exercise of the March Warrants. Such registration statement is required to be filed within 45 days of the closing of the transactions contemplated by the APA. See the sections entitled “Prospectus Summary – Recent Developments – Side Letter and Bill of Sale” and “Private Placements - March 2021 Private Placement of Shares of Series A Preferred Stock and March Warrant”.

Pursuant to the Notes and the Creditor Warrants, we granted the Creditors piggy-back registration rights to register the resale by the Creditors the shares of Common Stock issuable upon conversion of the Notes and the shares of Common Stock issuable upon exercise of the Creditor Warrants. Pursuant to the Notes and the Creditor Warrants, we agreed to, as soon as reasonably practicable but no later than ten days before the anticipated filing date of the registration statement under the Securities Act underlying the proposed filing of a registration statement related to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, give written notice to the Creditors of such proposed offering and upon written request from the August Investor within five days after receipt of such notice, to include in such registration the shares underlying the Creditor Warrants.

In order to satisfy the aforementioned obligations, the Company is filing this registration statement, of which this prospectus forms a part, in order to register for resale such Preferred Shares, Warrant Shares and Conversion Shares.

Anti-Takeover Provisions

Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that, subject to any rights of the holders of any series of preferred stock, our directors may be removed from office by our stockholders prior to the expiration of his or her term of office only for cause. Any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the board of directors. Furthermore, our bylaws provide that the authorized number of directors will be fixed from time to time exclusively by resolutions adopted by the board of directors.

Our certificate of incorporation also provide that only our chairman of the board of directors, chief executive officer, president or any officer of the Company upon the written request of a majority of the board of directors, or as provided in the bylaws, by a majority of the board of directors, may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Action Stock Transfer Corporation, which is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121 and its telephone number is (801) 274-1088.

OTCQB Market

Our Common Stock is quoted on the OTCQB under the symbol “IFNY.”

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction or a principal transaction not in excess of a customary brokerage commission in compliance in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Sullivan & Worcester LLP of New York, New York.

EXPERTS

The financial statements of Infinity Energy Resources, Inc. as of December 31, 2020 and 2019 and for each of the 2 years in the period ended December 31, 2020, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of RBSM, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by Infinity Energy Resources, Inc. from Core Energy, LLC for the years ended March 31, 2021 and 2020, incorporated in this prospectus by reference to the Current Report on Form 8-K/A dated June 15, 2021, have been so incorporated in reliance on the report of RBSM, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.ifnyoil.com. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Common Stock in this offering.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 30, 2021; and

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 13, 2021; and

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on March 30, 2021, April 6, 2021, April 22, 2021, May 11, 2021, June 15, 2021 and July 13, 2021.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Infinity Energy Resources, Inc.

11900 College Blvd., Suite 310

Overland Park, KS 66210

(913) 948-9512

For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Infinity Energy Resources, Inc.

18,972,834 Shares of Common Stock

Consisting of

Up to 7,117,500 Shares of Common Stock Issuable Upon Conversion of or Payment Made on Shares of Series A Convertible Preferred Stock

Up to 11,789,404 Shares of Common Stock Issuable Upon Exercise of Common Stock Purchase Warrants

Up to 65,930 Shares of Common Stock Issuable Upon Conversion of 3% Unsecured Convertible Promissory Notes

PROSPECTUS

The date of this prospectus is August 4, 2021.